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                                                                  EXHIBIT 10.1








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                             NOTE PURCHASE AGREEMENT

                                  BY AND AMONG

                         HORIZON MEDICAL PRODUCTS, INC.,

                         COMVEST VENTURE PARTNERS, L.P.,

                                       AND

               THE ADDITIONAL NOTE PURCHASERS (AS DEFINED HEREIN)


                                  MARCH 1, 2002


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Exhibits and Annex

Annex   1         Additional Purchasers
Exhibit A         Form of Hunt Investments Pledge Agreement and Hunt Pledge
                    Agreement
Exhibit B         Form of Purchaser Senior Subordinated Convertible Note
Exhibit C         Section 2.6 Note Conversion Price
Exhibit D         Terms of Peterson / Hunt Employment Agreement and options
Exhibit E         Form of Securityholders Agreement
Exhibit F         Form of Convertible Bridge Note
Exhibit G         Form of Junior Subordinated Note

Disclosure Schedules


Schedule 4.1      Foreign Qualification
Schedule 4.4(a)   Capital Structure
Schedule 4.4(b)   Capital Stock Obligations
Schedule 4.4(d)   Subsidiary Capital Structure
Schedule 4.5(a)   Financial Statements
Schedule 4.6      Subsidiaries
Schedule 4.7(a)   Litigation
Schedule 4.8      Conflicts
Schedule 4.9      Consents
Schedule 4.10     Indebtedness
Schedule 4.11(a)  Real Property
Schedule 4.12     Taxes
Schedule 4.16     Broker's or Finder's Commissions
Schedule 4.17     Labor Matters
Schedule 4.18     Environmental Matters
Schedule 4.20     Compliance with ERISA
Schedule 4.21     Breaches of Material Contracts
Schedule 4.22     Insurance
Schedule 4.25(a)  Intellectual Property
Schedule 4.25(b)  License Agreement Exceptions; Intellectual Property
                   Infringement
Schedule 4.25(c)  Intellectual Property Registrations; Enforcement
Schedule 4.25(d)  Agreements Assigning Intellectual Property Rights
Schedule 4.25(g)  Product Liability and Warranty Claims
Schedule 4.28     Certain Transactions
Schedule 4.29     Other Names of the Business



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                             NOTE PURCHASE AGREEMENT

         NOTE PURCHASE AGREEMENT (this "Agreement") dated as of March 1, 2002, by and among Horizon Medical Products, Inc., a Georgia corporation (the "Company"), ComVest Venture Partners, L.P., a Delaware limited partnership (together with its successors and assigns, the "Purchaser"), and the Additional Note Purchasers (as defined below).

                                    RECITALS

         WHEREAS, in order (i) to provide for the repayment of a portion of the principal amount outstanding under the BofA Note (as defined below) held by the Purchaser, the Company has proposed to issue and sell (A) to the Purchaser, its Senior Subordinated Convertible Note in an aggregate principal amount of $4,400,000 (the "Purchaser Senior Subordinated Convertible Note") and (B) to Medtronic, Inc., a Minnesota corporation (together with its successors and assigns, "Medtronic"), its Senior Subordinated Convertible Note in an aggregate principal amount of $4,000,000 (the "Medtronic Additional Note") and (ii) in the event that the Company does not obtain a sufficient amount of funds upon its issuance of the Senior Indebtedness Notes (as defined below) for the purpose of the Company's making repayment in full of the Remaining BofA Indebtedness (as defined below) then, in the sole discretion and at the sole election of the Purchaser, it is proposed that the Company shall issue and sell to further Additional Note Purchasers, Additional Notes (as defined below) in an aggregate principal amount not to exceed $6,600,000 (without taking into account the Medtronic Additional Note), all upon the terms and subject to the conditions hereinafter set forth;

         WHEREAS, in order (i) to provide such funds to the Company as is necessary, together with the consummation of the transactions contemplated hereby (including, if elected by the Purchaser, the issuance of Additional Notes), to enable the Company to repay in full the Remaining BofA Indebtedness and (ii) to provide the Company with additional working capital, it is proposed that the Company issue the Senior Indebtedness Notes at the time of the Closing;

         WHEREAS, in the event that the Company is unable to arrange for the purchase by a bank or other financial institution for cash of Senior Indebtedness Notes having an aggregate principal amount of not less than the entire Remaining BofA Indebtedness, the Purchaser has the option to purchase pursuant to the Purchaser Senior Secured Notes Purchase Agreement (as defined below) senior secured notes of the Company ("Purchaser Senior Secured Notes") in a principal amount equal to the aggregate amount of the Remaining BofA Indebtedness that is not repaid with the proceeds, if any, from the issuance of Senior Indebtedness Notes;

         WHEREAS, in order to induce the Purchaser to purchase the Purchaser Senior Subordinated Convertible Note and as an inducement for Medtronic and the Additional Parties to purchase the Medtronic Additional Note and the Additional Notes, respectively, each of the Hunt Parties has agreed to execute and deliver at the Closing its Hunt Party Pledge Agreement pursuant to which such Hunt Party shall pledge the Hunt Securities owned by it (as defined below); and

         WHEREAS, in order to induce Medtronic to purchase the Medtronic Additional Note, the Company has agreed to enter into a Co-Marketing Agreement with Medtronic (the "Medtronic Co-Marketing Agreement").

         NOW, THEREFORE, in consideration of the premises and mutual covenants of the parties hereunder, the Company, the Purchaser and the Additional Note Purchasers agree as follow:

Section 1.        Definitions.

         Defined Terms. For the purposes of this Agreement, the following terms shall have the following respective meanings:

         "Acquisition Proposal" shall mean any bona fide proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 50% or more of the assets of the Company and the Subsidiaries, taken as a whole, or 50% or more of the combined voting power of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the combined voting power of the shares of Company Common Stock, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the parent entity resulting from any such transaction, other than the transactions contemplated by the Transaction Documents.

         "Additional Note Purchasers" shall mean Medtronic as the purchaser of the Medtronic Additional Note and such other Persons (together with its successors and assigns) who, in the sole discretion of the Purchaser, purchase Additional Notes and by executing and delivering a counterpart of this Agreement or by executing and delivering a joinder agreement, in form and substance reasonably satisfactory to the Company and the Purchaser, become parties to this Agreement.

         "Additional Notes" shall mean those senior subordinated convertible notes issued by the Company, in the sole discretion and at the sole election of the Purchaser, to Additional Parties in an aggregate principal amount not to exceed $6,600,000 (without taking into account the Medtronic Additional Note or the Purchaser Senior Subordinated Convertible Note), which shall of like tenor to, and substantially in the form of the Purchaser Senior Subordinated Convertible Note and the Medtronic Additional Note, and which, upon their issuance in shall, except as expressly provided herein, be entitled to all the benefits of this Agreement equally and proportionately with the Purchaser Senior Subordinated Convertible Note.

         "Additional Parties" shall mean all Additional Note Purchasers other than Medtronic.

         "Adjusted BofA Principal Amount" means an amount equal to the consideration that is paid by the Purchaser for the BofA Note and that consists of cash and the principal amount of the Junior Subordinated Note; provided that if the Company shall have assumed all of the Purchaser's obligations under the Junior Subordinated Notes and BofA shall have released the

Purchaser from all obligations with respect thereto, then the Adjusted BofA Principal Amount shall not include the principal amount of the Junior Subordinated Note.

         "Affiliate" means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (a) to vote or direct the voting of 5% or more of the outstanding shares of Voting Stock of such Person, or (b) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, by contract or otherwise; provided, however, that neither the Purchaser nor Medtronic nor any Additional Party shall be deemed to be an Affiliate of the Company by reason of its ownership of any Capital Stock of the Company.

         "Authorized Officer" means, for any corporation, the President, the Chief Executive Officer, the Chief Financial Officer or the Treasurer of such corporation.

         "Bankruptcy Code" means 11 U.S.C. Sec. 101 et seq., as from time to time hereafter amended, and any successor or similar statute.

         "Blockage Period" shall have the meaning given to such term in Section 5(a) hereof.

         "BofA Credit Agreement" means that certain Amended and Restated Credit Agreement, dated as of May 28, 1998, as further amended, between the Company, BofA Commercial Finance and the agent thereunder.

         "BofA Commercial Finance" means Bank of America, N.A.

         "BofA Loan Documents" means the BofA Credit Agreement, the BofA Note and all other documents and instruments (including, without limitation, all security agreements and mortgages) entered into by the Company and its Subsidiaries in connection therewith.

         "BofA Note" means that certain Revolving Credit Note in the original principal amount of $50,000,000 issued by the Company to BofA Commercial Finance pursuant to the BofA Credit Agreement.

         "BofA Restructuring" means that series of transactions occurring on or prior to the time of the Closing (i) whereby, the amount outstanding under the BofA Note is reduced to the Adjusted BofA Principal Amount; (ii) whereby, the warrant to purchase 435,157 shares of the Company's Common Stock issued to BofA by the Company shall terminate and be of no further force and effect; and (iii) whereby, the Company shall have assumed all of the Purchaser's obligations under the Junior Subordinated Notes and BofA shall have released the Purchaser from all obligations with respect thereto.

         "Business Day" means any day on which commercial banks are not authorized or required to close in New York City.

         "Capital Expenditures" means the expenditures of any Person which should be capitalized on the balance sheet of such Person in accordance with GAAP (including that portion of Capitalized Lease Obligations which should be capitalized on a consolidated balance sheet of such Person in accordance with
GAAP) and which are made in connection with the purchase, construction or improvement of items properly classified on such balance sheet as property, plant, equipment or other fixed assets or intangibles.

         "Capital Stock" means and includes (a) any and all shares, interests, participations or other equivalents of or interests, participations or other equivalents of or interests in (however designated) corporate stock, including shares of preferred or preference stock, (b) all partnership interests (whether general or limited) in any Person which is a partnership, (c) all membership interests or limited liability company interests in any limited liability company, and (d) all equity or ownership interests in any Person of any other type.

         "Capitalized Lease" means, as to any Person, a lease of (or other agreement conveying the right to use) real and/or personal Property to such Person as lessee, with respect to which the obligations of such Person to pay rent or other amounts are required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

         "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a Capitalized Lease and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

         "Cash Equivalents" means (a) marketable obligations maturing within six months after acquisition thereof issued or fully guaranteed by the United States of America or an instrumentality or agency thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (b) open market commercial paper, maturing within 180 days after acquisition thereof, which has the highest credit rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc., (c) certificates of deposit or bankers acceptances or other obligations maturing within six months after acquisition thereof issued by a domestic commercial bank which is a member of the Federal Reserve System and has capital and surplus and undivided profits in excess of $500,000,000, and (d) other certificates of deposit maturing within six months after acquisition thereof in respect of deposits fully insured by the Federal Deposit Insurance Corporation.

         "Casualty" means any actual or constructive loss of any Property of the Company or any of its Subsidiaries by reason of fire, explosion, theft or other casualty occurrence.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

         "Certified" when used with respect to any financial information of any Person to be certified by any of its officers, indicates that such information is to be accompanied by a certificate to the effect that such financial information has been prepared in accordance with GAAP consistently applied, subject in the case of interim financial information to normal year-end audit adjustments and absence of the footnotes required by GAAP, and presents fairly, in all material respects, the information contained therein as at the dates and for the periods covered thereby.

         "Change of Control" means any transaction or event as a direct or indirect result of which (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions with the Company (including, without limitation, any stock purchase, reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company); (B) a sale of all or substantially all of the assets of the Company; (C) any other transaction which results in the disposition of 50% or more of the voting power of all classes of capital stock of the Company unless the Company's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (solely by virtue of securities issued as consideration for the Company's acquisition or sale or otherwise) hold at least 50.1% of the voting power of the surviving or acquiring entity; or (D) at any time any Person (other than the Purchaser or any Additional Note Purchaser) or Section 13(d) "group" as defined under the Exchange Act is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of greater than 50% of the outstanding shares of Voting Stock of the Company.

         "Charter of the Company" shall mean the Articles of Restatement and Amendment to Articles of Incorporation of the Company, as in effect on the date hereof.

         "Closing" shall have the meaning given to such term in Section 2.4(a) hereof.

         "Closing Date" has the meaning specified in Section 2.4(a) hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the common stock, and any Capital Stock of any other class or series of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

         "Company" has the meaning specified in the first paragraph hereof.

         "Company ESOP" means the Company's 1998 Stock Incentive Plan.

         "Company Notes" means the Purchaser Senior Subordinated Convertible Note, the Additional Notes, the Medtronic Additional Note, the Senior Indebtedness Notes and the Junior Subordinated Note.

         "Company Common Stock" means the Common Stock, par value $.001 per share, of the Company as it exists on the date hereof or as it may be constituted from time to time.

         "Company SEC Documents" has the meaning given to such term in Section
4.14 hereof.

         "Consolidated Income Tax Expense" means, for any period, with respect to any the Company, the amount which, in conformity with GAAP, should be included as provision for current and deferred income taxes on a consolidated income statement for such period of the Company and those Persons which are Subsidiaries of the Company on the date hereof.

         "Consolidated Pre-Tax Net Income" means, for any period, the net income of the Company and those Persons which are Subsidiaries of the Company on the date hereof on a consolidated basis for such period taken as a single accounting period, determined in accordance with GAAP; provided, that, in determining Consolidated Pre-Tax Net Income, there shall be excluded (i) Consolidated Income Tax Expense for such period, (ii) any income from any other Person that is not a Subsidiary of the Company on the date hereof, (iii) any gain from the sale, exchange, transfer or other disposition of Property by the Company or any of its Subsidiaries not in the ordinary course of business of the Company or such Subsidiaries, as the case may be, (iv) the income from any Property of any other Person that is acquired (whether by way of asset acquisition, merger or other form of business combination) by the Company or any of its Subsidiaries where such Property constituted, prior to such acquisition, operating assets of such Person or any Affiliate of such Person, (v) gains from any insurance policy and
(vi) any other extraordinary or non-recurring gains of the Company or any of its Subsidiaries.

         "Current Market Price" means with respect to a share of Company Common Stock the average for the five trading days prior to the date of determination of Current Market Price of (i) if shares of Company Common Stock are quoted on the American Stock Exchange or another national securities exchange, the last reported sales price on the principal exchange on which shares of Company Common Stock are listed, (ii) if shares of Company Common Stock are not listed on a national securities exchange, but are quoted on the NASDAQ National Market System, the closing price of shares of Company Common Stock as quoted on the NASDAQ National Market System, (iii) if shares of Company Common Stock are not listed on a national securities exchange or quoted on the NASDAQ National Market System, but are quoted in the Over-the-Counter Market Summary, the average of the bid and asked prices of shares of Company Common Stock as quoted in the Over-the-Counter Market Summary, whichever is applicable, as published in the Wall Street Journal for the five (5) trading days prior to the date of determination of Current Market Price. In the absence of such listed or quoted prices as at the date of determination of Current Market Price, Current Market Value shall be determined by the mutual agreement of the Company and the Requisite Noteholders.

         "Default" means any event or condition which, with due notice or lapse of time or both, would become an Event of Default.

         "Dollars" and "$" shall mean lawful money of the United States of America.

         "Environmental Laws" means any and all Federal, state, local, and foreign Statutes, Orders, permits, authorizations, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the generation, treatment, storage, handling, processing, use, maintenance, recycling, transportation, release, destruction or disposal of Hazardous Materials, including CERCLA, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Noise Control Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, any so-called "Superfund" or "Superlien" law, and any regulation promulgated under any of the foregoing, all as now or at any time hereafter may be in effect.

         "Environmental Matter" means any claim, investigation, litigation or administrative proceeding, whether pending or threatened, or judgment or Order, asserted, arising or entered under or pursuant to any Environmental Law, or relating to any Hazardous Materials, in each case against or pertaining to the Company, any of its Subsidiaries, the respective operations of such Persons, or any Properties owned, leased or used by any of such Persons.

         "Equity Proceeds" means cash proceeds (net or underwriting discounts and commissions and other customary and reasonable fees and costs associated therewith) from the issuance of any Capital Stock or other equity Securities of, or the making of any capital contribution to, the Company or any of its Subsidiaries at any time or from time to time after the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended.

         "ERISA Affiliate" means any corporation which is a member of the same controlled group (within the meaning of Section 414(b) of the Code) of corporations or other Persons as the Company or which is under common control (within the meaning of Section 414(c) of the Code) with the Company or any corporation or other Person which is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) with the Company or any corporation or other Person which is required to be aggregated with the Company pursuant to Section 414(o) of the Code or the regulations promulgated thereunder or which is considered to be one employer under Section 4001 of ERISA.

         "Event of Default" has the meaning specified in Section 11.1.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar statute.

         "Fair Market Value" means what a willing buyer would pay to a willing seller in an arm's-length transaction.

         "Financial Statements" has the meaning specified in Section 4.5(a).

         "Financing Conversion Amount" means 1,000,000 of the outstanding principal amount of the Medtronic Additional Note.

         "Fully-Diluted Basis" shall mean, as applied to the calculation of the number of shares of Company Common Stock outstanding at any time of determination: (i) all shares of Company Common Stock outstanding at the time of determination, (ii) all shares of Company Common Stock issuable upon the exercise of any option, warrant or similar right that is outstanding at the time of determination and that is for the purchase of Company Common Stock and (iii) all shares of Company Common Stock issuable upon the conversion or exchange of any security that is outstanding at the time of determination and that is convertible into or exchangeable for shares of Company Common Stock.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis both as to classification of items and amounts.

         "Governmental Body" means any federal, state, provincial, county, city, town, village, municipal or other government or governmental department, commission, council, Board, bureau, agency, authority or instrumentality, of or within the United States of America or its territories or possessions, or of or within any other country, or of any international community established by treaty.

         "Hazardous Material" and "Hazardous Materials" shall mean as follows:

                  (a) any "hazardous substance" as defined in, or for purposes of, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A.ss.ss.9601 & 9602, as may be amended from time to time, or any other so-called "superfund" or "superlien" law and any judicial interpretation of any of the foregoing;

                  (b) any "regulated substance" as defined pursuant to 40 C.F.R.
         Part 280;

                  (c) any "pollutant or contaminant" as defined in 42 U.S.C.A.ss.9601 (33);

                  (d) any "hazardous waste" as defined in, or for purposes of, the Resource Conservation and Recovery Act;

                  (e) any "hazardous chemical" as defined in 29 C.F.R. Part
         1910;

                  (f) any "hazardous material" as defined in, or for purposes of, the Hazardous Materials Transportation Act; and

                  (g) any other substance, regardless of physical form, or form of energy or pathogenic agent that is subject to any other past, present or future law or requirement of any Governmental Body regulating, relating to, or imposing obligations, liability, or standards of conduct concerning the protection of human health, plant life, animal life, natural resources, Property or the reasonable enjoyment of life or Property from the presence in the environment of any solid, liquid, gas, odor, pathogen or form of energy, from whatever source.

         Without limiting the generality of the foregoing, the term "Hazardous Material" thus includes, but is not limited to, any material, waste or substance that contains petroleum or any fraction thereof, asbestos, or polychlorinated biphenyls, or that is flammable, explosive or radioactive.

         "Hunt" means Mr. Marshall Hunt.

         "Hunt Family Investments" means Hunt Family Investments L.L.L.P., a Georgia limited liability limited partnership.

         "Hunt Investments Pledge Agreement" means the Pledge Agreement of Hunt Family Investments LLLP substantially in the form of Exhibit A hereto.

         "Hunt Parties" means, collectively, Hunt and Hunt Family Investments.

         "Hunt Party Pledge Agreements" means the Hunt Investments Pledge Agreement together with the Hunt Pledge Agreement.

         "Hunt Pledge Agreement" means the Pledge Agreement of Hunt substantially in the form of Exhibit A hereto.

         "Hunt Securities" means those shares of Company Common Stock held of record or beneficially by Hunt or Hunt Family Investments as of the date hereof and not subject at such time to a Lien in favor of any Person other than the Purchaser.

         "Indebtedness" with respect to any Person means, without duplication,
(a) all indebtedness of such Person for borrowed money, (b) any obligation incurred for all or any part of the purchase price of Property or services, other than accounts payable and accrued expenses included in current liabilities in accordance with GAAP and incurred in respect of Property or services purchased in the ordinary course of business, (c) indebtedness or obligations evidenced by bonds, notes or similar written instruments, (d) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, (e) any obligation (whether or not such Person has assumed or become liable for the payment of such obligation) secured by a Lien on any Property of such Person, (f) Capitalized Lease Obligations of such Person, (g) all obligations, contingent or otherwise, of such Person with respect to any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest rate or expense risks either generally or under specific contingencies, (h) all obligations, contingent or otherwise, of such Person under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency values, and (i) all guarantees by such Person of obligations of any other Person of the types described in clauses (a) through (h) of this definition, inclusive.

         "Insolvency Proceeding" shall have the meaning given to such term in
Section 5A hereof.

         "Intellectual Property" of any Person means:

                  (a) all trademarks, trade names, trade styles, service marks, logos, emblems, prints and labels, all elements of package or trade dress of goods, and all general intangibles of like nature, of such Person, together with the goodwill of such Person's business connected with the use thereof and symbolized thereby, and all applications, registrations and recordings thereof, including applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States of America or in any office of the Secretary of State (or equivalent) of any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, together with all extensions, renewals and corrections thereof and all licenses thereof or pertaining thereto, including all License Agreements with respect thereto,

                  (b) all letters patent of such Person and applications therefor, and all registrations and recordings thereof, including applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States of America or any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, together with all re-examinations, reissues, continuations, continuations-in-part, divisions, improvements and extensions thereof and all licenses and claims for infringement thereof or pertaining thereto including all License Agreements with respect thereto, and the rights to make, use and sell, and all other rights with respect to, the inventions disclosed or claimed therein, all inventions, designs, proprietary or technical information, know-how, other data or information, software, databases, all embodiments or fixations thereof and related documentation, and all other trade secret rights not described above,

                  (c) all copyrights of such Person in works of authorship of any kind, including, without limitation, published and unpublished works, software and any databases or other compilations of information, and all applications, registrations and recordings thereof in the Office of the United States Register of Copyrights, Library of Congress, or in any similar office or agency of any country or political subdivision thereof throughout the world, together with all extensions, renewals and corrections thereof and all licenses and claims for infringement thereof or pertaining thereto, including all License Agreements with respect thereto,

                  (d) all confidential and proprietary information, trade secrets and know-how, including, without limitation, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists together with all licenses and claims for infringement thereof or pertaining thereto; and

                  (e) all customer lists and other records of such Person relating to the distribution of products bearing any of the items described in subparagraphs (a), (b), (c) or (d) of this definition.

         "Internal Revenue Service" means the United States Internal Revenue Service and any successor or similar agency performing similar functions.

         "Investment" when used with reference to any investment of any Person means any investment of such Person so classified under GAAP, and, whether or not so classified, includes (a) any Indebtedness owed by any other Person to such Person, (b) any Guarantee or contingent obligation of such Person of Indebtedness or other obligations of any other Person, and (c) any Capital stock held by such Person in any other Person; and the amount of any Investment shall be the original principal or capital amount thereof less all cash returns of principal or equity thereof (and without adjustment by reason of the financial condition of such other Person).

         "Junior Indebtedness" shall have the meaning given to such term in
Section 5(a) hereof.

         "Junior Subordinated Note" means the Subordinated Promissory Note Due 2004 in the original principal amount of $2,000,000 in the form attached hereto as Exhibit G issued by the Purchaser to BofA Commercial Finance in connection with the purchase by the Purchaser of the BofA Note and all of the obligations under which shall be assumed by the Company in connection with the consummation of the BofA Restructuring.

         "License Agreement" with respect to any Person means any agreement entered into by such Person, whether as licensor or licensee, providing for the license or use of any Intellectual Property and related or similar rights, and all rights of such Person in connection with any of the foregoing and in connection with any agreement related thereto, including, without limitation, nonassertion agreements, settlement agreements and trademark co-existence and consent agreements.

         "Lien" means any security interest, mortgage, pledge, hypothec, lien, claim, charge, prior claim, encumbrance, assignment, resolutory right, trust, conditional sale or title retention agreement, lessor's interest under a Capitalized Lease or analogous instrument, in, of or on any of a Person's Property (whether held on the date hereof or hereafter acquired), or any signed or filed financing statement which names such Person as the debtor, or the execution of any security agreement or the like authorizing any other Person as the secured party thereunder to file such a financing statement.

         "Material Adverse Effect" means any change or changes or effect or effects that individually or in the aggregate are materially adverse to (a) the business, operations, income, prospects or condition (financial or otherwise) of the Company or any of its Subsidiaries, (b) the legality, validity or enforceability of this Agreement, the Senior Subordinated Convertible Note, the Additional Notes, if any, and the other Transaction Documents, or (c) the ability of the Company to fulfill its obligations under this Agreement, the Company Notes, if any, and the other Transaction Documents; provided that the incurrence of the Indebtedness by the Company pursuant to the Company Notes issued on the Closing Date shall not by itself constitute a Material Adverse Effect.

         "Material Contract" means (i) all contracts, agreement or understandings (whether written or oral, including any supply agreement, requirements contract, customer agreement, services agreement, lease, License Agreement, franchise agreement, royalty agreement, distribution agreement, marketing agreement, advertising agreement, joint venture agreement, partnership agreement, stockholders agreement, asset purchase agreement, stock purchase agreement, merger agreement, escrow agreement, tax sharing agreement, agency agreement, investment banking agreement, fidelity or surety contract, power of attorney, non-competition agreement, but excluding any purchase orders which have a face amount of less than $250,000 and which are made or received by the Company or any Subsidiary of the Company in the ordinary course of its business) to which the Company or any of its Subsidiaries is a party and which either (a) has a face amount or otherwise involves aggregate payments or obligations in excess of $250,000, (b) if terminated is reasonably likely to cause a Material Adverse Effect or (c) is otherwise material to the business of the Company and its Subsidiaries taken as a whole.

         "Maturity Date" means the date that occurs on the two year anniversary of the Closing Date.

         "Medtronic" has the meaning given to such term in the recitals hereto.

         "Medtronic Additional Note" has the meaning given to such term in the recitals hereto.

         "Multiemployer Plan" means a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414 (f) of the Code to which the Company or any of its Subsidiaries or ERISA Affiliates is making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Nonmonetary Default" shall have the meaning given to such term in
Section 5(a) hereof.

         "Nonmonetary Default Blockage Notice" shall have the meaning given to such term in Section 5(a) hereof.

         "Note Documents" means this Agreement, the Purchaser Senior Subordinated Convertible Note, the Purchaser Convertible Bridge Note, the Medtronic Additional Note, the Additional Notes, if any, the Securityholders Agreement, that certain Voting Agreement, dated as of the date hereof, by and among the Purchaser and certain shareholders of the Company, the Hunt Party Pledge Agreements and all other agreements, instruments and documents now or hereafter executed and delivered pursuant to or in connection therewith, as each of such agreements, instruments and documents may from time to time be amended, modified or supplemented in accordance with its terms.

         "Notes" means, collectively, the Purchaser Senior Subordinated Convertible Note, the Medtronic Additional Note and the Additional Notes, if any, that are issued hereunder.

         "Obligations" mean, collectively, (a) the obligations of the Company to pay any and all of the unpaid principal of, and interest on (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes, (b) the obligations of the Company to pay any and all fees, expenses, costs, indemnities and other amounts, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, or any Note Document, and (c) the obligations of the Company to perform, discharge, observe and comply with any and all covenants, agreements and other obligations required to be performed, discharged, observed or complied with by the Company pursuant to this Agreement, the Notes, and the Note Documents.

         "Officer's Certificate" means with respect to any corporation, a certificate signed by an Authorized Officer of the specified corporation.

         "Operating Lease" means any lease of real or personal Property (other than any Capitalized Lease) having an original term greater than one year (including any option to renew or extend such lease, whether or not exercised).

         "Order" means any order, writ, injunction, decree, judgment, award, determination or written direction or demand of any court, arbitrator or Governmental Body.

         "Payment Blockage Notice" shall have the meaning given to such term in
Section 5(a) hereof.

         "PBGC" means the Pension Benefit Guaranty Corporation, and any successor agency or Governmental Body performing similar functions.

         "Pension Plan" means an employee pension benefit plan, as defined in
Section 3(2) of ERISA, excluding any Multiemployer Plans, established, maintained by or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates.

         "Permitted Business" means developing, marketing, manufacturing, selling, distributing and licensing medical device products and products that are ancillary thereto and medical device products technology and all activities related thereto.

         "Permitted Lien" means any of the Liens permitted by Section 10.2.

         "Person" means and includes an individual, a partnership, an association, a joint venture, a corporation, a limited liability company, a trust, a syndicate, an unincorporated organization and any Governmental Body.

         "Plan" and "Plans" means any employee benefit plan as defined in
Section 3(3) of ERISA, excluding a Multiemployer Plan, established, maintained or contributed to for the benefit of employees of the Company or its Subsidiaries or ERISA Affiliates.

         "Property" with respect to any Person, means any interest in any kind of property or asset, whether real, personal or mixed, movable or immovable, tangible or intangible, corporeal or incorporeal, of such Person.

         "Purchaser" has the meaning specified in the introductory paragraph of this Agreement.

         "Purchaser Convertible Bridge Note" shall mean the convertible promissory note in the form of Exhibit F attached hereto, dated the Closing Date, and issued by the Company to the Purchaser in an aggregate principal amount to be mutually agreed upon by the parties.

         "Purchaser Senior Secured Notes" has the meaning given to such term in the recitals hereto (it being understood that the Purchaser Senior Secured Notes may be, at the election of the Purchaser, the BofA Note amended to reflect the BofA Restructuring and further amended so as to have such note evidence term, not revolving, indebtedness and amended otherwise in the manner called for by the Purchaser Senior Secured Notes Purchase Agreement).

         "Purchaser Senior Secured Notes Purchase Agreement" means that certain Purchaser Senior Secured Notes Purchase Agreement between the Company and the Purchaser which shall be in the form mutually acceptable to the Purchaser and the Company and which shall govern the Purchaser Senior Secured Notes.

         "Purchaser Senior Subordinated Convertible Note" has the meaning given to such term in the recitals hereto.

         "Related Documents" means each Security Document and any and all other agreements to which the Company is a party and which govern the sale and issuance, respectively, of the Senior Indebtedness Notes, the Purchaser Senior Secured Notes, if applicable, the Purchaser Senior Secured Notes Purchase Agreement, if applicable, and the Junior Subordinated Note, together with any and all such other documents and instruments to which the Company is a party and which are entered into in connection with any of the foregoing agreements, in each case as same is in effect on the Closing Date.

         "Remaining BofA Indebtedness" means the Adjusted BofA Principal Amount which, after giving effect to the issuance of the Notes hereunder, remains outstanding and unpaid.

         "Reportable Event" means any of the events set forth in Section 4043
(b) of ERISA or the regulations thereunder for which the 30-day notice requirement is not waived.

         "Requisite Noteholders" means, as of any date that a determination by Requisite Noteholders is to be made hereunder or under any of the other Note Documents, Persons holding not less than 51% of the aggregate principal amount under the Notes outstanding on such date.

         "Restricted Investment" means any Investment other than

                  (a) any Investment in Cash Equivalents, and

                  (b) any Investment existing on the Closing Date after giving effect to the Transactions contemplated to occur on the Closing Date, and described in Schedule 4.10(a).

         "Restricted Payment" means, with respect to any Person,

                  (a) the declaration or payment of any dividend or other distribution on, or the incurrence of any liability to make any other payment in respect of, Capital Stock of such Person (other than one payable solely in the same class of Capital Stock of such Person),

                  (b) except for the redemption of Capital Stock of the Company from former or terminated employees in an aggregate amount not exceeding $100,000 after the Closing Date, any payment or distribution on account of the purchase, redemption, defeasance (including in-substance or legal defeasance) or other retirement by any Person of any Capital Stock of such Person, or of any warrant, option or other right to acquire such Capital Stock (whether directly or indirectly, and including any purchase or other acquisition of such Capital Stock, or of any warrant, option or other right to acquire such Capital Stock, by any Subsidiary of such person),

                  (c) any other payment or distribution by such Person in respect of its Capital Stock, whether directly or indirectly or through any Subsidiary of such Person, excluding the declaration and payment of cash dividends by a Wholly-owned Subsidiary of the Company on its Capital Stock to the Company,

                  (d) any payment or distribution by such Person on account of the principal of or prepayment charge, if any, or, interest or other amounts, with respect to any Indebtedness of the Company or any of its Subsidiaries which is subordinated in right of payment to the prior payment of any of the Senior Subordinated Convertible Note or the Additional Notes (including any such payment or distribution on account of the Indebtedness represented by the Junior Subordinated Notes), other than regularly scheduled interest payments on the Junior Subordinated Notes to the extent permitted under the Junior Subordinated Notes (including the subordination provisions thereof) as in effect on the Closing Date, and

                  (e) any management fee, consulting fee, advisory fee, investment banking or transaction fee or commission, bonus, salary, or similar remuneration paid or payable to any holder of Capital Stock of such Person or to any Affiliate of any such holder, excluding directors' fees and employee compensation and benefits payable in the ordinary course of business and in accordance with past practice.

The amount of any Restricted Payment made in the form of Property shall be deemed to be the greater of the Fair Market Value or the net book value of such Property.

         "SEC" means the Securities and Exchange Commission and any successor agency, authority, commission or Governmental Body.

         "Securities" means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, or in general any instruments commonly known as "securities" or rights to subscribe to, purchase or acquire any of the foregoing (including, without limitation, rights in the nature of options or warrants exercisable for any of the foregoing and rights to convert into or make an exchange for an of the foregoing).

         "Securities Act" means as of any date the Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar Federal statute.

         "Security Documents" means, collectively, such security agreements, pledge agreements, mortgages or other instruments, as in effect on the Closing Date, which give rise to a consensual Lien on the property or interests in Property of the Company or its Subsidiaries and which shall have been entered into by the Company or any of its Subsidiaries on the Closing Date in favor of those holders of Senior Indebtedness the payment and performance of which are to be secured in accordance with the terms of those documents that govern such Senior Indebtedness and that are entered into on the Closing Date.

         "Securityholders Agreement" means that certain Securityholders Agreement, to be dated as of and entered into on the Closing Date, in the form attached hereto as Exhibit E, as same may from time to time be amended, modified or supplemented in accordance with its terms, among the Company, and certain holders of the Capital Stock of the Company at the time of the Closing.

         "Senior Indebtedness" has the meaning given to such term in Section 5(a) hereof.

         "Senior Indebtedness Notes" means notes sold by the Company to a bank or other financial institution, other than the Purchaser or Medtronic, and that evidence Senior Indebtedness.

         "Senior Payment Default" shall have the meaning given to such term in
Section 5(a) hereof.

         "Statute" means any statute, ordinance, code, treaty, directive, law, rule or regulation of any Governmental Body (including the Federal Criminal or Civil False Claims Acts, the False Statements Act, the Major Fraud Act, the Procurement Integrity Act and Section 721 of the Defense Production Act of 1950, in each case as such Act has been amended).

         "Stepic Settlement Obligation" shall have the meaning given to such term in Section 6.3 hereof.

         "Stockholder Approval" means the approval of the requisite percentage of stockholders of the Company necessary in order to amend the Charter of the Company so as (i) to increase the number of authorized shares of Company Common Stock from 50,000,000 such shares to 100,000,000 such shares and (ii) to amend
Section 5.2 to eliminate the provisions related to the staggered board of directors and provide that the term of each board member is one year.

         "Stockholder/AMEX Conversion Approval" means the approval of the requisite percentage of stockholders of the Company as may be necessary in order that the conversion of the Notes as set forth in Sections 2.6, 2.7 and 2.8 hereof be given effect in a manner that does not contravene any law, rule or regulation applicable to such conversion, including rules of the American Stock Exchange, Inc.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding Voting Stock is at the time directly or indirectly owned or controlled by such Person or by one or more of any entities directly or indirectly owned or controlled by such Person.

         "Superior Proposal" shall mean any proposal made by a third party (i) relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or 50% of the combined voting power of the shares of Company Common Stock, or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the combined voting power of the shares of Company Common Stock and (ii) otherwise on terms which the Board of Directors of Company determines in its good faith judgment (based upon the advice of a financial advisor), taking into account the Person making the proposal and the legal, financial, regulatory and other aspects of the proposal deemed appropriate by the Board of Directors of the Company, (x) is more favorable from a financial point of view than the Transactions to the Company's Shareholders taken as a whole and (y) is reasonably capable of being completed on a timely basis.

         "Termination Date" means the earlier of (i) the Maturity Date or (ii) any date on which there shall occur the acceleration of the maturity of the Notes and other Obligations pursuant to Section 11.1, or by reason of the passage of time, or otherwise in accordance with this Agreement.

         "Transaction Documents" means the Note Documents and the Related Documents.

         "Transactions" means the BofA Restructuring and the purchase of the Notes on the Closing Date as provided herein, and the other transactions contemplated by the Transaction Documents to occur on or prior to the Closing Date.

         "U.S. Government" means the federal government of the United States of America or any department, agency or instrumentality thereof.

         "U.S. Person" means a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America or of any State thereof, or any estate or trust that is subject to federal income taxation regardless of the source of its income.

         "U.S. Taxes" has the meaning specified in Section 3.4(b).

         "Voting Stock" with respect to any Person shall mean Capital Stock of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors (or Persons performing similar functions) of such Person.

         "Wholly-owned Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person all of the shares of Capital Stock of which, other than directors' qualifying shares, are owned, beneficially and of record, by such Person and/or one or more Wholly-owned Subsidiaries of such Person.

         Section 1.2. Accounting Terms. All accounting terms used in this Agreement shall be applied on a consolidated basis for the Company and its Subsidiaries, unless otherwise specifically indicated herein. Any accounting terms not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.

         Section 1.3. Rules of Construction. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or subsection. Reference herein to any Section or subsection refers to such Section or subsection (as the case may be) hereof. Words in the singular include the plural, and words in the plural include the singular. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation". Each covenant or agreement contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant or agreement contained herein, so that compliance with any one covenant or agreement shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant or agreement. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. All references to any instruments or agreements, including references to any of the Transaction Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof, in each case, made in accordance with the terms of the Transaction Documents.

         Section 2. Sale and Purchase of the Notes.

         Section 2.1. Authorization.

                  (a) The Company has duly authorized the issue, sale and delivery of (i) its Purchaser Senior Subordinated Convertible Note, in the aggregate principal amount of $4,400,000, to be dated the date of issue thereof,
(ii) its Medtronic Additional Note, in the aggregate principal amount of $4,000,000, to be dated the date of issue thereof and (iii) its Additional Notes, in the aggregate principal amount of up to $6,600,000, to be dated the date of issue thereof, each to bear interest from such date on the unpaid principal amount thereof (calculated on the basis of a 360-day year and actual days elapsed) at a rate per annum equal to (a) 6% per annum from the date thereof to and including the date that is the six month anniversary of the Closing Date and (b) 8% per annum from the date that is the six month anniversary of the Closing Date until such time as the Purchaser Senior Subordinated Convertible Note and the Additional Notes, respectively, shall have been paid in full, such interest to be payable quarterly in arrears on the fifth day of each month (commencing on the date that is the three month anniversary of the Closing Date), and at maturity, to bear interest, payable on demand, on any overdue principal and, to the extent permitted by applicable law, on any overdue interest, fees and other overdue amounts payable hereunder until the same shall be paid, at a variable rate per annum equal to the sum of 3.00% plus the rate that would at the time be applicable under the foregoing provisions to principal amounts not overdue and, in the case of each of the Purchaser Senior Subordinated Convertible Note and the Additional Notes, to mature on the Maturity Date, and to be substantially in the form of Exhibit B hereto;

                  (b) The Company has duly authorized the issuance and sale of that number of shares of Company Common Stock as shall be issuable upon conversion of the Notes in accordance herewith.

         Section 2.2. Sale and Purchase of Subordinated Notes. Subject to the applicable terms and conditions set forth in this Agreement, on the Closing Date, the Company will (i) issue and sell to the Purchaser, and the Purchaser will purchase from the Company, the Purchaser Senior Subordinated Convertible Note as provided in Section 2.4(b) hereof in a principal amount equal to $4,400,000, against receipt by the Company of evidence of the Purchaser's reduction of $4,400,000 of the Adjusted BofA Principal Amount, (ii) issue and sell to Medtronic, and Medtronic will purchase from the Company, the Medtronic Additional Note as provided in Section 2.4(b) hereof in a principal amount equal to $4,000,000, against receipt by the Company of evidence of Medtronic's reduction of the Adjusted BofA Principal Amount equal to $4,000,000 and (iii) if so elected by the Purchaser, in its sole discretion, and upon written notice to the Company given on or prior to the Closing Date, the Company shall issue and sell to the Additional Parties identified by the Purchaser in the aforesaid written notice to the Company, the Additional Notes in a principal amount as to each Additional Note Purchaser (not greater than $6,600,000 (without taking into account the Medtronic Additional Note) in the aggregate for all Additional Parties taken together) as further specified in such written notice and as set forth in Annex 1 hereto ("Additional Note Purchaser Principal Amount"), against receipt by the Company of evidence of such Additional Note Purchaser's reduction of the Adjusted BofA Principal Amount equal to such Additional Note Purchaser's Principal Amount; provided, however, that nothing in this Agreement shall obligate Medtronic to purchase any Additional Notes.

         Section 2.3. Sale and Purchase of Purchaser Senior Secured Notes. In the event that the Company is unable to arrange for the purchase by a bank or other financial institution for cash of Senior Indebtedness Notes having an aggregate principal amount of the Remaining BofA Indebtedness, the Purchaser has the option to purchase, pursuant to the Purchaser Senior Secured Notes Purchase Agreement, up to $15,000,000 in principal amount of the Purchaser Senior Secured Notes.

         Section 2.4. Closing.

                  (a) The closing (the "Closing") of the sale and delivery of the Purchaser Senior Subordinated Convertible Note, the Medtronic Additional Note and Additional Notes, if any, shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia at 10:00 A.M., local time on March 15, 2002 or such other date as the parties shall agree (herein called the "Closing Date").

                  (b) On the Closing Date, the Company will deliver to:

                           (i) the Purchaser, Senior Subordinated Convertible Note registered in the name of the Purchaser or its nominee, duly executed and dated the Closing Date, in the principal amount of $4,400,000,

                           (ii) Medtronic, the Medtronic Additional Note registered in the name of Medtronic or its nominee, duly executed and dated the Closing Date, in the principal amount of $4,000,000, and

                           (iii) each Additional Party, an Additional Note as shall be called for hereby registered in the name of such Additional Party or its nominee, duly executed and dated the Closing Date, in the principal amount not to exceed in the aggregate $6,600,000.

         Section 2.5. Payments. Each payment by the Company hereunder of the principal amount of the Notes, interest thereon, fees, costs, expenses, indemnities and other Obligations due hereunder and under the Notes and other Note Documents shall be made in Dollars by wire transfer or other immediately available funds, without deduction (except as provided in Section 3.4(b)), set-off or counterclaim, to each of the holders of Notes at such office or bank account as shall be specified by such holder of Notes from time to time by written notice to the Company, not later than 1:00 P.M. (New York City time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Whenever any payment hereunder, under the Notes or under any of the other Note Documents shall be stated to be due on a day other than a Business Day, that payment shall be made on the next succeeding Business Day and applicable interest shall accrue until the actual date of payment.

         Section 2.6. Conversion.

                  (a) Purchaser and Additional Parties Note Conversion. Subject to the Company's receipt of the Stockholder/AMEX Conversion Approval, and in addition to the rights provided for in Section 2.7, each Note, other than the Medtronic Additional Note, will convert into shares of Company Common Stock in the manner prescribed by Exhibit C hereto. The price per share of Company Common Stock at which Notes will be converted, in accordance with Exhibit C hereto, is herein called the "Section 2.6 Note Conversion Price".

                  (b) Medtronic Note Conversion. Subject to the Company's receipt of the Stockholder/AMEX Conversion Approval, and in addition to the rights provided for in Section 2.7, Medtronic may, at its option, convert the principal amount outstanding under the Medtronic Note into shares of Company Common Stock at any time and from time to time in the manner prescribed by Exhibit C hereto.

         Section 2.7. Default Conversion. Subject to the Company's receipt of the Stockholder/AMEX Conversion Approval, and in addition to the conversion of Notes as provided in Section 2.6 hereof and Exhibit C hereto, each holder of a Note may, at such holder's option, convert into shares of Company Common Stock all or any part of the principal amount outstanding under the Note held by such holder during any one or more periods during which an Event of Default shall have occurred and be continuing. The conversion price for conversions given effect under this Section 2.7 shall be the sum obtained by multiplying (i) the Current Market Price as of the date that a conversion notice (the "Default Conversion Notice") is given to the Company in accordance with the terms of the Note by the holder of such a Note to be converted times (ii) 0.90 (such conversion price at any time in effect being called the "Default Conversion Price"). The number of shares of Company Common Stock issuable upon conversion of each Note in accordance with this Section 2.7 shall be obtained by dividing the principal amount outstanding under such Note to be converted by the Default Conversion Price in effect on the date that the Default Conversion Notice is given by the holder of such Note to be converted to the Company in accordance with the terms of the Note.

         Section 2.8. Medtronic Conversion upon Equity Financing. The Financing Conversion Amount shall be converted into equity securities of the Company upon and simultaneously with a first subsequent financing round of the Company ("Subsequent Financing Round"). The Financing Conversion Amount shall be converted into securities of the Company of the same class and having the same rights and privileges pertaining generally to the class of securities issued in the Subsequent Financing Round (the "New Securities"); the conversion price hereunder shall be the same price per share as paid by the investors in the Subsequent Financing Round. The Company shall deliver to Medtronic copies of all materials, term sheets, proposals and the like provided to or received from potential investors in the Subsequent Financing Round which describe the proposed terms of the Subsequent Financing Round and shall in any event provide Medtronic with at least fifteen (15) days' prior notice of the date and final terms of the proposed Subsequent Financing Round. Any portion of the principal amount of the Medtronic Additional Note that is not converted as provided in this Section 2.8 shall be not be prepaid in accordance with Section 3.

         Section 2.9. Adjustments. The Section 2.6 Note Conversion Price and the Default Conversion Price shall each be subject to adjustment in certain events as provided in the Notes and the manner in which the right of conversion of the Notes may be exercised by the holders thereof shall be governed by the procedures therefor as provided in the Notes.

         Section 2.10. Interest Rate Limitation. Notwithstanding any provisions of this Agreement or the Notes, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or the Notes at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Purchaser shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Notes outstanding hereunder (whether or not then due and payable), without prepayment charge, premium or penalty, and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Purchaser have been paid in full.

         Section 3. Payments.

         Section 3.1. Prepayment of Notes.

                  (a) Subject to the provisions of this Section 3.1(a), the Company at its option may, after giving not less than 30 days' prior written notice (the "Company Conversion Notice") to the Purchaser and each Additional Note Purchaser, prepay the unpaid principal balance of the Notes, together with all accrued but unpaid interest on the principal amount being prepaid to the date of such prepayment, in whole or in part (in an aggregate amount of not less than $1,000,000 or any greater amount which is an even multiple of $100,000, or in an amount equal to the aggregate principal balance of all of the Notes) as set forth below; provided, however, that no prepayment shall be permitted under this Section 3.1(a) until such time as the Company shall have obtained the Stockholder/AMEX Conversion Approval. It is also expressly understood and agreed by the Company that, notwithstanding anything to the contrary contained herein or in any other Note Document, each holder of a Note shall have the right to convert such Note as provided in this Agreement notwithstanding the giving by the Company of any 30-day notice of prepayment under Section 3.1(a) hereof if such holder of a Note shall give to the Company the Company Conversion Notice or the Default Conversion Notice, as the case may be.

                  (b) Not later than the second Business Day after any time that the Company or any of its Subsidiaries receives Equity Proceeds, the Company shall, unless waived by written notice given by the Requisite Noteholders, prepay the Notes in an amount equal to the Equity Proceeds received; provided, however, the Company shall have no obligation to prepay the Notes under this
Section 3.1(b) if, so long as no Event of Default has occurred and is continuing, (i) the Equity Proceeds are less than $250,000 and (ii) the Equity Proceeds were raised pursuant to the payment of exercise prices of options for shares of Capital Stock of the Company held by any officer, director or employee of the Company or any of its Subsidiaries. The Company shall give the each holder of a Note not less than 30 days' prior written notice of a proposed receipt of Equity Proceeds by the Company or any of its Subsidiaries.

                  (c) The premium to be paid on the principal amount of any prepayment shall be as follows:

Payment Date                                                 Principal Premiums
------------                                                 ------------------
Closing Date through the one year anniversary of the         No Premium-100% of the principal amount of the Note
Closing Date
                                                             5% Premium-105% of the principal amount of the Note
The one year anniversary of the Closing Date through the
15 month anniversary of the Closing Date

the 15 month anniversary of the Closing Date through the 2   10% Premium-110% of the principal amount of the Note
year anniversary of the Closing Date

                  (d) On the Maturity Date, the unpaid principal balance of the Notes, to the extent not sooner paid or prepaid hereunder, shall be paid in full (such amount to be determined after giving effect to the repayment provisions set forth in clause (a) above), together with accrued interest and fees thereon and all expenses, indemnities and other Obligations payable under the terms of the Notes or this Agreement.

                  (e) The Company shall call Notes for prepayment pursuant to
Section 3.1(a) by giving the written notice as called for by Section 3.1(a) to each holder of such Notes, which notice shall specify (i) the date fixed for such prepayment, (ii) the principal amount to be prepaid on such date, and (iii) the amount of accrued interest to be paid or anticipated to be paid on such date. Notice of prepayment having been so given shall be irrevocable, and the aggregate principal amount of the Notes so to be prepaid as specified in such notice, together with interest accrued thereon to such date fixed for prepayment, shall become due and payable on the specified prepayment date.

         Section 3.2. Application of Principal Payments.

                  (a) Each payment of the principal amount of any Notes shall be applied to the Notes pro rata in accordance with the respective unpaid principal amounts of the Notes at the time held by the holders thereof. Notwithstanding the foregoing provisions of this Section 3.2(a), in the event that a prepayment is made by the Company of all or any portion of the outstanding principal amount of the Purchaser Senior Subordinated Convertible Note and the Additional Notes on or prior to the date that is 30 days after the date hereof, 50% of the aggregate amount of such prepayment shall be applied to the Purchaser Senior Subordinated Convertible Note and 50% of the aggregate amount of such prepayment shall be applied to the Additional Notes, pro rata in accordance with the respective unpaid principal amounts of the Additional Notes.

                  (b) Upon any payment or prepayment of all or a part of the Notes pursuant to Section 3.1, such payment shall be accompanied by a payment of all interest accrued on such principal amount to the date of such payment.

         Section 3.3. Purchase of Notes. The Company will not, nor will it permit any of its Subsidiaries or Affiliates to, acquire directly or indirectly by purchase or prepayment or otherwise any of the outstanding Notes except by way of payment or prepayment in accordance with the provisions of such Notes and of this Agreement. If the Company or any of its Subsidiaries or Affiliates acquires any Notes in violation of this Section 3.3 or in any other manner, such Notes shall thereafter be cancelled and shall not be reissued, no Note shall be issued in substitution therefor, and such Notes shall not be deemed to be outstanding for any purpose under this Agreement.

         Section 3.4. Taxes.


                  (a) Except as otherwise required by law, all payments by the Company under this Agreement or the Notes to any holder of Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed on or with respect to such payments, and all liabilities with respect thereto.

                  (b) If the Company shall be required by law to deduct any taxes, levies, imposts, deductions, charges or withholdings imposed by the United States of America or any taxing authority thereof ("U.S. Taxes") from or in respect of any sum payable hereunder to any holder which is not a U.S. Person, (i) except as provided in subsection (f) below, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4), such holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and
(iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Upon the occurrence of any event giving rise to the operation of this Section 3.4(b) with respect to any holder, such holder shall, if requested by the Company, use reasonable efforts to designate another office of such holder through which its Notes are held, with the object of preventing the consequence of the event giving rise to the operation of this Section 3.4(b); provided that such designation would not, in the sole opinion of the holder, (y) result in any material cost, expense or other detriment to such holder, or (z) violate any Statute or Order to which such holder or the Company is then subject.

                  (c) In addition, except as provided in subsection (f) of this
Section 3.4, the Company agrees to pay any stamp or documentary taxes or any other similar taxes that arise under the laws of the United States or any political subdivision thereof from the execution and delivery of this Agreement, the Notes or any other Note Document (hereinafter referred to as "Other Taxes"). For purposes of this Section 3.4, "Other Taxes" do not include any estate, inheritance, gift, excise, sales, transfer, wealth or personal property tax or any similar tax, assessment or other governmental charge.

                  (d) Except as provided in subsection (f) of this Section 3.4, the Company will indemnify each holder of Notes which is not a U.S. Person for the full amount of U.S. Taxes, and each holder of Notes (including, U.S. Persons) for Other Taxes paid by such holder, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such U.S. Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such holder makes written demand therefor (which demand shall identify the nature and amount of U.S. Taxes or Other Taxes for which indemnification is being sought and shall include a copy of the relevant portion of any written assessment from the relevant taxing authority demanding payment of such U.S. Taxes or Other Taxes).

                  (e) Within 30 days after the date of any payment of U.S. Taxes or Other Taxes, the Company will furnish to the holders of Notes the original or a certified copy of any receipt furnished by the relevant taxing authority evidencing payment thereof.

                  (f) The Company shall have no obligation to pay additional amounts in respect of U.S. Taxes to any holder of Notes pursuant to subsection
(b) of this Section 3.4, or to indemnify such holder in respect of such U.S. Taxes pursuant to subsection (d) of this Section 3.4, if such U.S. Taxes are imposed otherwise than by withholding from a payment on a Note or for any one or more of the following reasons: (i) the existence of any present or former connection between the holder and the United States or any political subdivision or taxing authority thereof or therein, including without limitation the holder being or having been a citizen or resident of the United States or treated as a resident thereof or being or having been engaged in a trade or business or present therein, (ii) the holder's past or present status as a foreign private foundation or other foreign tax-exempt organization with respect to the United States, controlled foreign corporation for United States tax purposes that is related to the Company by stock ownership, or bank making an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business, (iii) the holder's status as a "10-percent shareholder" of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) the interest on a Note issued by the Company being treated as contingent interest described in Section 871(h)(4) of the Code, or (v) such holder's failure (A) to provide the Company, immediately prior to the time such Person becomes a holder, with two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY, or W-8EXP or successor applicable form, as the case may be, certifying in each case that the holder is entitled to receive payments under this Agreement or the Notes without deduction or withholding of any United States federal income taxes and Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY, or W-8EXP or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, or (B) to provide the Company, on or before the date that any form previously supplied to the Company pursuant to this Section 3.4(f) expires or becomes obsolete or immediately subsequent to the occurrence of any event requiring a change in the form most recently supplied by it to the Company, two further copies of such Form W-8BEN, W-8ECI, W-8IMY, or W-8EXP and Form W-9, or successor applicable forms, certifying that the holder is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and is exempt from United States backup withholding tax unless a change in treaty, law or regulation or interpretation thereof has occurred prior to the date on which the delivery of the forms required by this Section 3.4(f)(vii)(B) would otherwise be due renders any such form inapplicable or prevents the holder from duly completing and delivering any such form and the holder advises the Company that it is no longer capable of receiving payments without deduction or withholding. Each holder agrees that it will designate a different lending office to receive payments on the Notes if such designation will avoid the need for, or reduce the amount of, such U.S. Taxes or Other Taxes and will not, in the sole opinion of such holder, be disadvantageous to such holder.

                  (g) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 3.4 shall survive the payment in full of principal, interest, fees and any other amounts payable hereunder (other than amounts payable pursuant to this Section 3.4).

         Section 4. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser and the Additional Note Purchasers that:

         Section 4.1. Corporate Existence and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and except as set forth on Schedule 4.1 are duly qualified to do business in each additional jurisdiction where the failure to so qualify is reasonably likely to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate power to own its Properties and to carry on its businesses as now being conducted and as proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, the Notes, and the other Transaction Documents to which it is a party.

         Section 4.2. Corporate Authority. The execution, delivery and performance by each of the Company and its Subsidiaries of this Agreement, the Notes, and the other Transaction Documents to which it is a party are within its corporate power and have been duly authorized by all necessary corporate action on the part of its Board of Directors and stockholders, except for the Stockholder/AMEX Conversion Approval and the Stockholder Approval.

         Section 4.3. Binding Effect. This Agreement, the Notes, and each of the Other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and are the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except, in each of the foregoing cases, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relative to or affecting the enforcement of creditors' rights generally in effect from time to time and by general principles of equity.

         Section 4.4. Capital Stock.

                  (a) As of the Closing Date (i) prior to giving effect to the Transactions, the number of issued and outstanding shares of Company Common Stock is not greater than 14,500,000 and (ii) after giving effect to the Transactions, the authorized and issued shares of each class of Capital Stock of the Company are as set forth in Schedule 4.4(a). All of the issued and outstanding shares of Capital Stock of the Company are validly issued, fully paid and non-assessable. As of the Closing Date after giving effect to the Transactions, other than the conversions permitted hereby, there are, except as set for in Schedule 4.4(a), no securities outstanding that are convertible into or exchangeable for any shares of Capital Stock of the Company, nor are there outstanding any rights to subscribe for or purchase, or any options or warrants for the purchase of, or any agreements (contingent or otherwise) providing for the issuance of, or any calls, commitments or claims of any character relating to, any shares of Capital Stock of the Company or any securities convertible into or exchangeable for any such shares.

                  (b) On the Closing Date, after giving effect to the Transactions, the Company will not except as set forth on Schedule 4.4(b) be subject to any obligation (contingent or otherwise) to repurchase, acquire or retire (i) any of its Capital Stock, (ii) any securities convertible into or exchangeable for any of its Capital Stock, or (iii) any options, warrants or other rights to subscribe for, purchase or acquire any of its Capital Stock.

                  (c) The shares of Common Stock issuable upon conversion of the Notes have been duly and validly reserved for issuance upon such exercise and, when issued and delivered against payment therefor as provided therein, will be duly authorized, validly issued, fully paid and non-assessable and subject to no Liens in respect of the issuance thereof.

                  (d) All of the issued and outstanding shares of Capital Stock of such Subsidiaries are validly issued, fully paid and non-assessable and owned of record and beneficially by the Company. Except as set forth in Schedule 4.10(a), the Company has good title to all of the shares of Capital Stock it owns of such Subsidiaries, free and clear in each case of any Lien securing indebtedness. Except as set forth in
Schedule 4.4(d), there are no securities outstanding that are convertible into or exchangeable for any shares of Capital Stock of any Subsidiary of the Company, nor are there outstanding any rights to subscribe for or purchase, or any options or warrants for the purchase of, or any agreements (contingent or otherwise) providing for the issuance of, or any calls, commitments or claims of any character relating to, any shares of Capital Stock of such Subsidiaries or any securities convertible into or exchangeable for any such shares.

         Section 4.5. Business Operations and Other Information: Financial Condition.

                  (a) Set forth in Schedule 4.5(a) are true and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2000, and the related audited consolidated statements of income, shareholders' equity and cash flows for each of the fiscal years of the Company then ended, together with the notes thereto and the reports thereon of PricewaterhouseCoopers LLP and (ii) the unaudited balance sheets of the Company as of December 31, 2001 and the related unaudited statements of income, shareholders' equity and cash flows (collectively, the "Financial Statements"). Except as set forth on Schedule 4.5(a), the Financial Statements have been prepared in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and absence of certain of the notes required by GAAP), and present fairly, in all material respects, the consolidated financial position and related consolidated results of operations and cash flows of the Company as at each of the dates and for each of the periods respectively covered thereby.

                  (b) As of the date of each of the balance sheets included in the Financial Statements, the Company and its Subsidiaries had no Indebtedness or liability, absolute or contingent, liquidated or unliquidated, except Indebtedness and liabilities reflected or reserved against on such respective balance sheets or described in the notes thereto. Since December 31, 2001, except as set forth in any of the Company SEC Documents, no Material Adverse Effect has occurred.

         Section 4.6. Subsidiaries. The Company (i) does not have any Subsidiaries, other than as set forth on Schedule 4.6, and other than as set forth therein, does not own any shares of Capital Stock of, and does not have any direct or indirect equity interest in, any other Person, and (ii) has good title to all of the shares of Capital Stock it owns of each such Subsidiary, free and clear of any Lien (except Liens created by the Security Documents related to the BofA Note and the Transaction Documents).

         Section 4.7. Litigation; No Violation of Governmental Orders or Laws.

                  (a) Except as set forth on Schedule 4.7(a), there are no judicial, administrative, arbitral or other actions, suits or proceedings pending, or, to the knowledge of the Company after due inquiry, threatened against or affecting the Company or any of its Subsidiaries, or any Properties or rights of any of them (i) which, if adversely determined, individually or in the aggregate is reasonably likely to have a Material Adverse Effect, or (ii) which seek to enjoin, or otherwise prevent the consummation of, the Transactions or to recover any damages or obtain any relief as a result of any of the Transactions in any court or before any arbitrator of any kind or before or by any Governmental Body.

                  (b) None of the Company and its Subsidiaries is in default under or in violation of any Order of any court, arbitrator or Governmental Body, or of any Statute which default or violation, individually or in the aggregate together with all other such defaults and violations, has had or is reasonably likely to have a Material Adverse Effect.

         Section 4.8. No Conflicts with Agreements, Statutes, Orders, Etc. Neither the execution and delivery by the Company of this Agreement, the Medtronic Co-Marketing Agreement, the Notes or any of the other Transaction Documents to which it is a party, nor the offering, issuance or sale of the Notes nor the fulfillment of or compliance with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien on any Properties of the Company pursuant to, the charter or by-laws of the Company or, except as set forth on Schedule 4.8, any contract, agreement, mortgage, indenture, lease or instrument to which it is a party or by which it is bound or to which either of them or any of their assets are subject, or any Order or Statute to which it or any of its assets are subject, except, in the case of any such contracts, agreements, mortgages, indentures, leases and instruments, for such breaches and violations as are not reasonably likely to, and will not, have a Material Adverse Effect.

         Section 4.9. Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any Governmental Body or any non-governmental Person (including any creditor or stockholder of the Company, and also including any consent, approval, authorization, declaration or filing or the expiration of any waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 or Section 721 of the Defense Production Act of 1950, as amended), is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes, or the other Transaction Documents, or as a condition to the legality, validity or enforceability of this Agreement, the Notes, or any other Transaction Document or to the consummation of the Transactions (including the Restructuring), except for (a) filing of financing statements, and filing of assignments of patents, trademarks, copyrights and similar items, required in each case in order to consummate the Transactions (including, without limitation, the BofA Restructuring), (b) the Stockholder/AMEX Conversion Approval and the Stockholder Approval, and (c) such consents, approvals, authorizations, declarations, registrations, filings and other actions as are listed in Schedule 4.9, all of which listed consents, approvals, authorizations, declarations, registrations, filings and other actions have been or will on or prior to the Closing Date be obtained and are or will then be in full force and effect.

         Section 4.10. Outstanding Indebtedness; Investments. Schedule 4.10(a) sets forth a correct and complete list and brief description as of the Closing Date of all Indebtedness of the Company greater than $100,000, and all Liens securing such Indebtedness (excluding any Liens created by the Security Documents) existing on the Closing Date before giving effect to the Transactions, indicating which such Indebtedness and Liens will be discharged and paid in full on the Closing Date (the "Non-Continuing Indebtedness") and which such Indebtedness and Liens will be continuing after giving effect to the Transactions (the "Continuing Indebtedness"). On the Closing Date after giving effect to the Transactions, no default or event of default has occurred and is continuing with respect to any Continuing Indebtedness.

         Section 4.11.     Assets and Properties.

         (a) Except as set forth on Schedule 4.11(a), as of the Closing Date after giving effect to the Transactions, the Company does not own any real Property. Schedule 4.11(a) sets forth a true and complete list, as of the Closing Date after giving effect to the Transactions, of all leases of real Property to which the Company thereof is a party, identifying the parties to each such lease and the Property to which it relates. True and complete copies of all such leases, together with all amendments, modifications and supplements thereto to the date of this Agreement, have been delivered to the Purchaser or its representatives. The Company has good and marketable title to all of its Properties (other than Properties leased from others), subject to no Lien of any kind except Permitted Liens.

         (b) The Properties owned by, leased to or used by the Company are in good operating condition and repair, ordinary wear and tear expected, and are able to serve the function for which they are currently being used in all material respects. Other than Liens created by the BofA Restructuring security documents, neither this Agreement nor any other Transaction Document, nor any of the Transactions, will materially adversely effect any right, title or interest of the Company in and to any of the assets or properties owned, leased or used by the Company.

         Section 4.12. Taxes. Except as set forth on Schedule 4.12, the Company and each of its Subsidiaries has filed, or on behalf of each of them there have been filed, all tax returns and informational returns which are required to have been filed, and there have been paid all taxes shown to be due and payable on such returns and all other material taxes and assessments payable by any of them, except to the extent that any such tax liability is being diligently contested in good faith and the Company has adequately reserved against such tax liability on its books and financial statements in accordance with GAAP. No material tax liens have been filed and no material claims are being asserted with respect to any such taxes as of the date hereof. No material tax assessment against the Company or any of its Subsidiaries has been proposed, and all of their respective tax liabilities are adequately provided for on their respective books and financial statements in accordance with GAAP.

         Section 4.13. Reserved.

         Section 4.14. SEC Documents. The Company has furnished or made available to the Purchaser a correct and complete copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Annual Report"), its most recent Quarterly Report on Form 10-Q and each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC on or after the date of the Annual Report which are all the documents (other than preliminary material) that the Company was required to file (or otherwise did file) with the SEC in accordance with Sections 13, 14 and 15(d) of the Exchange Act on or after the date of filing with the SEC of the Annual Report (collectively, the "Company SEC Documents"). As of their respective filing dates, or in the case of registration statements, their respective effective dates, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and each of the Company SEC Documents complied when filed, or in the case of registration statements, as of their respective effective dates, in all material respects with then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. The financial statements (including the notes thereto) of the Company included in its most recent Quarterly Report on Form 10-Q conformed in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto) and fairly present the financial position of the Company as at the dates thereof and the results of its operations, stockholders' equity and cash flows for the period then ended.

         Section 4.15. Offering of Securities. The sale and issuance of the Notes pursuant to this Agreement does not violate the registration requirements of the Securities Act.

         Section 4.16. Broker's or Finder's Commissions. Except as set forth in
Schedule 4.16, no broker's or finder's fee or commission will be payable by the Company with respect to the issuance and sale of the Notes or any of the Transactions. The Company agrees to indemnify the Purchaser and hold it harmless against any loss, cost, claim or liability (including reasonable attorneys' fees and disbursements for the investigation and defense of claims) arising out of or relating to any such actual or alleged fee or commission.

         Section 4.17. Labor Matters. Except as set forth in Schedule 4.17, during the three years preceding the Closing Date, there has been no strike, work stoppage, slowdown or other labor dispute or grievance involving the Company or any Subsidiary thereof or the employees of any of such Persons, nor to the knowledge of the Company after due inquiry is any such action, dispute or grievance pending or threatened against the Company or any Subsidiary thereof as of the Closing Date. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and the Company has no knowledge after due inquiry of any pending or threatened effort to organize any of their employees. Except as set forth in Schedule 4.17, there are no pending retaliatory or wrongful discharge claims or employment discrimination charges or complaints or administrative or judicial complaints arising therefrom pending against the Company or any of its Subsidiaries, or against any employees of any of such Persons, before any Governmental Body, which have had or are reasonably likely to have a Material Adverse Effect, nor to the knowledge of the Company after due inquiry are any such charges or complaints threatened against the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance with all applicable Statutes and Orders relating to the employment of labor, including any provisions thereof relating to wages, bonuses, collective bargaining agreements, equal pay, occupational safety and health, equal employment opportunity and wrongful or retaliatory termination of employment, except for such noncompliance as in the aggregate is not reasonably likely to, and will not, result in a Material Adverse Effect.

         Section 4.18. Environmental Matters. Except as set forth in Schedule 4.18:

                  (a) there is no pending Environmental Matter, and after due inquiry the Company is not aware of any facts that could reasonably be expected to result in any Environmental Matter that is reasonably likely to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has agreed to assume by contract or otherwise any liability of any other Person for cleanup, compliance, or required Capital Expenditures in connection with any Environmental Matter;

                  (b) the Properties used, owned, leased, operated, managed or controlled at any time by each of the Company and its Subsidiaries are free of contamination from Hazardous Materials, including any contamination of the associated air, soil, groundwater or surface waters, and are free of any other potentially harmful chemical or physical conditions that are reasonably likely to have a Material Adverse Effect;

                  (c) each of the Company and its Subsidiaries is in material compliance with all applicable Environmental Laws and is not currently in receipt of any notice of violation of any Environmental Law or of any potential liability for cleanup of Hazardous Materials. Each of the Company and its Subsidiaries holds and is in material compliance with all governmental permits, licenses, and authorizations necessary to operate their businesses that relate to siting, wetlands, coastal zone management, air emissions, discharges to surface or ground water, discharges to any sewer or septic system, noise emissions, solid waste disposal or the generation, use, transportation or other management of Hazardous Materials. To the best knowledge of the Company after due inquiry, neither the Company nor any of its Subsidiaries has at any time generated, manufactured, refined, recycled, discharged, emitted, released, buried, processed, produced, reclaimed, stored, treated, transported, or disposed of any Hazardous Materials except in material compliance with all applicable Statutes and Orders;

                  (d) no real Property used, owned, leased, operated, managed or controlled by the Company or any of its Subsidiaries is (i) listed or proposed for listing on the National Priorities List Under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any Governmental Body;

                  (e) no Properties of the Company or any of its Subsidiaries are subject to any Lien or claim for Lien in favor of any Person as a result of any Environmental Matter or response thereto; and

                  (f) neither the Company nor any Subsidiary thereof has any liabilities, absolute or contingent on the date hereof with respect to Hazardous Materials, except for such liabilities as are not in the aggregate reasonably likely to have a Material Adverse Effect.

                  Section 4.19. Margin Regulations. None of the Company or any of its Subsidiaries owns or now intends to acquire any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States. No part of the proceeds from the sale of the Notes will be used, and no part of the proceeds of any loans repaid with the proceeds from the sale of the Notes was used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any of the Company or of its Subsidiaries in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Neither the Company nor any of its Subsidiaries or any agent acting on behalf of the Company or any of its Subsidiaries, has taken or will take any action which might cause this Agreement, the Notes or the other Note Documents to violate Regulation U, Regulation X, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

Section 4.20. Compliance with ERISA. Set forth in Schedule 4.20 is a true and complete list, as of the date hereof of all bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, or retirement plan, program, agreement or arrangement, and each other Plan or Multiemployer Plan maintained or contributed to by any Person with respect to employees of the Company or its ERISA Affiliates (other than a plan, program, agreement or arrangement sponsored by a Governmental Body). Except as set forth on Schedule 4.20:

(a) no Pension Plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA or Section 412 of the Code has or had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived;

(b) no liability to the PBGC (other than required insurance premiums, of which all that are required to have been paid on or before the Closing Date have been paid) has been incurred and is outstanding with respect to any Pension Plan, and there has not been any Reportable Event, or any other event or condition, which presents a risk of involuntary termination of any Pension Plan by the PBGC;

(c) neither the Company, any ERISA Affiliate, any Subsidiary of the Company, any Multiemployer Plan or Plan nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a prohibited transaction (as such term is defined in Section 4975 of the Code or described in Section 406 of ERISA) that could subject the Company to any material tax or penalty imposed under said
Section 4975 or Section 502(i) of ERISA;

(d) no liability has been incurred and is outstanding with respect to any Multiemployer Plan as a result of the complete or partial withdrawal by the Company or any of its Subsidiaries or ERISA Affiliates from such Multiemployer Plan under Title IV of ERISA, nor has any of the Company or any of its Subsidiaries or ERISA Affiliates been notified by any Multiemployer Plan that such Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA; no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has or could reasonably be expected to have a Material Adverse Effect;

(e) the Company, its Subsidiaries, ERISA Affiliates, and all Plans and Multiemployer Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code and with the applicable law and administrative requirements of any relevant jurisdiction and the regulations and published interpretations thereunder, including the provisions of ERISA and the Code requiring continuation coverage under Plans which are group health plans subject to the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar law;

(f) the actuarial present value of all benefit liabilities (as defined in Section 4001(a)(16) of ERISA) under each Pension Plan that is subject to Title IV of ERISA does not exceed the fair market value of the assets allocable to such liabilities, determined as if such Plan were terminated as of the Closing Date, and by using such Plan's actuarial assumptions as set forth in the most recent actuarial report pertaining to such Plan;

(g) no Multiemployer Plan has any unfunded vested benefits within the meaning of
Section 4213(c) of ERISA;

(h) neither the Company, any ERISA Affiliate or any Subsidiary of the Company has failed to make any contribution or payment to any Pension Plan, or made any amendment to any Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code;

(i) no event has occurred with respect to any Plan or with respect to any other employee benefit pension plan (as defined in Section 3(2) of ERISA) established or maintained at any time during the five-year period immediately preceding the Closing Date for the benefit of employees of the Company, or any of its Subsidiaries or ERISA Affiliates, which presents a risk of liability of any of such Persons under Section 4069 of ERISA;

(j) there are no liabilities under the Plans that are employee welfare benefit plans (as defined in Section 3(1) of ERISA) providing for medical, health or life insurance benefits that are not fully insured, and no such Plan provides for continued medical, health or life benefits for employees after they leave the employment of the Company or any of its Subsidiaries or ERISA Affiliates (other than any such welfare benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar law);

(k) none of the Company, its Subsidiaries, and ERISA Affiliates is a party in interest (as defined in Section 3(14) of ERISA) with respect to any employee benefit plan (as defined in Section 3(3) of ERISA), other than the Plans;

(l) none of the Company, its Subsidiaries, and ERISA Affiliates has breached or violated any of the responsibilities, obligations or duties imposed upon any of such Persons by the Code or ERISA or any other statute, regulation, or governmental order which breach or violation has given rise, or is reasonably likely to give rise in the future to, any material liability or obligation of the Company or its Subsidiaries to pay money;

(m) there are no actions, suits or claims, pending, asserted or, to the best knowledge of the Company, threatened against any Plan, the Company, an ERISA Affiliate, a Subsidiary of the Company, or any Person for which the Company may be directly or indirectly liable through indemnification arrangement or otherwise, other than routine claims for benefits;

(n) all required reports and descriptions of the Plans of the Company or its Subsidiaries or ERISA Affiliates (including but not limited to Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed, and any notices required by ERISA or the Code or the law of any other applicable jurisdiction or any ruling or regulation of any administrative agency of any applicable jurisdiction with respect to such Plans, including but not limited to any notices required by Section 204(h) or Section 606 of ERISA or
Section 4980B of the Code, have been appropriately given. With respect to the Plans of any such Subsidiaries or ERISA Affiliates, any notices required by
Section 204(h) or Section 606 of ERISA or Section 4980B of the Code have been appropriately given; and

(o) no proceeding has been instituted or is reasonably expected to be instituted under Section 515 of ERISA to collect delinquent contributions to a Plan.

Section 4.21. Material Contracts. The Company has furnished or made available to the Purchaser or its representatives true and complete copies of each of the Company's Material Contracts, with all amendments, modifications and supplements thereto the date hereof. Each of such Material Contracts is valid, subsisting and in full force and effect and no Material Contract (and no present or future interest of the Company or any Subsidiary, in whole or in part, in, to or under any such Material Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any Person. Except as set forth on Schedule 4.21, neither the Company nor any of its Subsidiaries is in breach or violation of any of the terms, conditions or provisions of any of such Material Contracts which could result in termination of any such Material Contract. To the knowledge of the Company no third party to any of the Material Contracts is in breach or violation of any of the terms, conditions or provisions thereof, except for such breaches that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

Section 4.22. Insurance. Schedule 4.22 sets forth a true and complete list and brief descriptions of all policies of workers compensation, general liability, fire, property, casualty, marine, business interruption, errors and omissions, flood, earthquake and other insurance carried by the Company and its Subsidiaries, true and complete copies of which policies have previously been delivered to the Purchaser. Such policies are in full force and effect, and none of the Company and its Subsidiaries has received notice of cancellation with respect to any such policy. All premiums due and payable with respect to such policies have been or will then have been paid in respect of the coverage periods specified in Schedule 4.22.

Section 4.23. Possession of Franchises, Licenses, Etc. The Company and its Subsidiaries possess all franchises, security clearance, certificates, licenses, permits, registrations, and other authorizations from Governmental Bodies, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its Properties and assets, and for the conduct of its businesses as now conducted, and none of the Company and their Subsidiaries is in violation of any thereof in any material respect, except where the failure to possess such franchises, security clearances, certificates, licenses, permits, registrations and other authorizations, free from burdensome restrictions, or the violation thereof are not, individually or in the aggregate, reasonably likely to, and will not, result in a Material Adverse Effect.

Section 4.24. Use of Proceeds. The proceeds of the issuance and sale of the Additional Notes, if any, and the Senior Indebtedness Notes will be used to finance a portion of the repayment of principal amount outstanding under the BofA Note and any proceeds of the issuance and sale of Senior Indebtedness Notes that is not used as aforesaid will be used to provide working capital to the Company.

Section 4.25.     Intellectual Property.

(a) Set forth in Schedule 4.25(a) is an accurate and complete list of all foreign and domestic (i) patents, trademarks and copyrights owned by the Company and its Subsidiaries, and applications for any thereof, and all (ii) License Agreements with respect to Intellectual Property used in the business of the Company and its Subsidiaries, specifying with respect to each such item the owner thereof, the registration or application number thereof, the jurisdiction by or in which such item has been issued or registered or in which an application therefor has been filed, if any, the date of such issuance, registration or application, and the expiration date thereof, other than (x) Intellectual Property which is not material to the Company's business or operations and (y) "off the shelf" software obtained for less than $5,000 individually which is subject to shrink wrap licenses.

(b) Except as set forth in Schedule 4.25(b), the Company and its Subsidiaries own and have good title to, or are party to enforceable License Agreements permitting the Company and its Subsidiaries the use of, all items of Intellectual Property used by the Company, free from Liens and restrictions that materially adversely affect their businesses as now conducted and material additional costs, which are necessary for the present and planned future conduct of their businesses. Except as set forth in Schedule 4.25(b), and except for such matters as in the aggregate are not reasonably likely to, and will not, result in a Material Adverse Effect, (i) to the best knowledge of the Company, none of the present or contemplated products or operations of the Company or any of its Subsidiaries, or the use by the Company or any of its Subsidiaries of any of such Intellectual Property, infringes or otherwise violates, or will then infringe or otherwise violate, any Intellectual Property owned by any other Person, and (ii) there is no pending or, to the best knowledge of the Company, threatened claim, demand, litigation, investigation, arbitration or other proceeding against or affecting the Company or any of its Subsidiaries contesting the right of any of them to manufacture, distribute or sell any such product or to engage in any such operation, or to use any of such Intellectual Property.

(c) Except as set forth on such Schedule, all registrations for patents, trademarks and copyrights identified on Schedule 4.25(c) are valid and in force and the Company has made all filings and paid all fees in connection therewith on a timely basis, except with respect to copyrights and nonmaterial patents, and all foreign and domestic applications to register any unregistered Intellectual Property so identified are pending and in good standing, and are all, to the Company's knowledge, without challenge of any kind. The registered Intellectual Property owned by the Company or any of its Subsidiaries is valid and enforceable in all material respects. The Company or any of its Subsidiaries, as the case may be, has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and software that is listed on Schedule 4.25(c) owned by the Company or such Subsidiary, as the case may be, and, except as set forth on such Schedule, there is, to the Company's knowledge, no valid basis for any such action. Correct and complete copies of registrations for all registered Intellectual Property identified on Schedule 4.25(c) (together with any subsequent correspondence with the United States Copyright office or the United States

Patent and Trademark Office, as applicable, or filings relating to the foregoing) have been delivered or made available by the Company to the Purchaser or their counsel.

(d) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Company's or its Subsidiaries' products at any stage of their development (the "Company Components") were written, developed and created solely and exclusively by employees of the Company or its Subsidiaries without the assistance of any third party or were created by third parties who assigned ownership of their rights to the Company or its Subsidiaries pursuant to valid and enforceable agreements previously provided to counsel for the Purchaser and listed on the Schedule 4.25(d). Each of the Company and its Subsidiaries has at all times used its best efforts to protect and confidentiality of all of its other confidential and proprietary information and that of third parties that is or has been in its possession.

(e) No employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Company or such Subsidiary or, to the Company's best knowledge, any other party, because of the nature of the business conducted by the Company or such Subsidiary to the date hereof.

(f) Each Person that is currently an employee of the Company or any of its Subsidiaries that will hold in excess of 100,000 shares of Common Stock upon consummation of the Transactions and that has or had access to confidential information of the Company has executed and delivered to the Company a confidentiality and non-disclosure agreement in the form previously provided to counsel for the Purchaser. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of the Company or such Subsidiary, and to the Company's best knowledge, such Person, enforceable in accordance with their respective terms against the Company or such Subsidiary and, to the Company's best knowledge, against such Person. To the Company's best knowledge, neither the execution and delivery of any such agreement, nor the carrying on of the Company's or any of its Subsidiaries business by any such Person as an employee or independent contractor, as the case may be, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated, except for such conflicts or breaches that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(g) Except as set forth on Schedule 4.25(g), no product liability or warranty claim in excess of $25,000 has been asserted or overtly threatened against the Company or any of its Subsidiaries nor, to the best knowledge of the Company, is there a valid basis for any such claim.

Section 4.26. Status under Certain Laws. Neither the Company nor any of its Subsidiaries is an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Neither the Company nor any of its Subsidiaries is subject to regulation as a "common carrier" or "contract carrier" or any similar classification by the Interstate Commerce Commission or under the laws of any state, or is subject to regulation under any other Statute which limits its ability to incur Indebtedness.

Section 4.27. Foreign Assets Control Regulations. Neither the Company nor any of its Subsidiaries nor, to the best of the Company's knowledge after due inquiry, any Affiliate of the Company, is by reason of being a "national" of a "designated foreign country" or a "specially designated national" within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation of, any United States Federal Statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any Property.

Section 4.28. Certain Transactions. Except for the Indebtedness represented by the Junior Subordinated Notes or as set forth on Schedule 4.28 hereto and with respect to salaries and related employee compensation and expense reimbursement, none of the Company and its Subsidiaries is indebted, directly or indirectly, to any of their respective officers, directors or shareholders or to any of the respective spouses or children of any of such Persons in any amount whatsoever; and, except as set forth on Schedule 4.28, none of such officers, directors or shareholders, or any member of their immediate families, is indebted to the Company or its Subsidiaries in any amount whatsoever. Except as set forth on
Schedule 4.28 (or, as to Material Contracts or relationships arising subsequent to the date of this Agreement which are permitted under this Agreement, as otherwise promptly disclosed to the Purchaser in writing), no officer, director or shareholder of the Company or any of its Subsidiaries, or any member of their immediate families, is, directly or indirectly, interested in any Material Contract with the Company or any of its Subsidiaries.

Section 4.29. Other Names. The business conducted by the Company and its Subsidiaries has not been conducted under any corporate, trade or fictitious name other than those names listed on Schedule 4.29 (or, after the Closing Date, in compliance with the applicable provisions of Section 10.16).

Section 4.30. Ranking of Notes and other Obligations. The Obligations of the Company pursuant to the Note Documents to which it is a party constitute senior subordinated Indebtedness of the Company, rank junior in right of payment only to the Senior Indebtedness, rank equally in right of payment to the Purchaser Bridge Note, the Junior Subordinated Note and the Stepic Settlement Obligation and senior in right of payment to any and all other Indebtedness of the Company.

Section 4A. Representations of the Purchaser and the Additional Note Purchasers.

(a) Each of the Purchaser and the Additional Note Purchasers hereby represents, severally and not jointly, that it is purchasing its respective Note for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, except in compliance with applicable provisions of the Securities Act. Purchaser and each Additional Note Purchaser represents, severally and not jointly, that it is an

"accredited investor" within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

                  (b) Authorization. Each of the Purchaser and the Additional Note Purchasers hereby represents, severally and not jointly, that all action on its part necessary for the authorization, execution, and delivery by it and performance by it of all its obligations under the Transaction Documents to which it is a party has been (or will be) taken prior to the Closing, and the Transaction Documents to which it is a party, when executed and delivered by such party, will constitute its valid and binding obligation, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.        Subordination.

(a) Anything contained in this Agreement to the contrary notwithstanding, the indebtedness evidenced by the Notes and all other Junior Indebtedness shall be subordinate and junior, to the extent set forth in the following clauses (i),
(ii), (iii), (iv) and (v) of this Section 5(a) to all Senior Indebtedness of the Company. The term "Senior Indebtedness" shall mean the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all reasonable fees, reimbursement and indemnity obligations, and all other obligations arising in connection with, the Purchaser Senior Secured Note and all other Indebtedness, if any, which is incurred by the Company on the Closing Date pursuant to a Related Document, the proceeds of which are used, together with the proceeds of the Purchaser Senior Secured Notes, to repay the BofA Notes and which by its terms is ranked senior to the Notes (it being understood and agreed that Senior Indebtedness shall include amendments, modifications, supplements, renewals, extensions, refundings, replacements, and replacements of the Purchaser Senior Secured Notes, any such other Indebtedness and the Related Documents governing the incurrence of same. The term "Junior Indebtedness" shall mean the principal of, premium, if any, and interest on the Notes on, and all fees, reimbursement and indemnity obligations, and all other obligations arising in connection with the Notes, under this Agreement or any of the other Note Documents (it being understood and agreed that Junior Indebtedness shall include amendments, modifications, supplements, renewals, extensions, refundings, replacements, and replacements of the Notes, this Agreement or any other Note Document). Anything contained in this Agreement to the contrary notwithstanding, all other Indebtedness of the Company shall be subordinate and junior to all of the indebtedness evidenced by the Notes, the Junior Subordinated Note, the Stepic Settlement Obligation, the Purchaser Bridge Note and all other Junior Indebtedness.

(i) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Company or its creditors or its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, then all Senior Indebtedness shall first be paid in full in cash before any payment, whether on account of principal, interest or otherwise, and all obligations under to provide any financial accommodations under any Related Document governing the incurrence of Senior Indebtedness, before any payment shall is made, directly or indirectly, on account of the Junior Indebtedness.

(ii) In any of the proceedings referred to in paragraph (i) above, any payment or distribution of any kind or character, whether in cash, property, stock or obligations which may be payable or deliverable in respect of the Junior Indebtedness shall be paid or delivered directly to the holders of Senior Indebtedness for application in payment thereof, unless and until all Senior Indebtedness shall have been paid in full in cash and all obligations to provide financial accommodations under any Related Document governing the incurrence of Senior Indebtedness have terminated.

(iii) Subject to the receipt by the holders of the Notes of a written notice from the holders of Senior Indebtedness that there has occurred a Senior Payment Default or any Senior Indebtedness obligation has matured, whether by lapse of time, acceleration (unless waived), or otherwise (any such notice, a "Payment Blockage Notice"), no payment shall be made, directly or indirectly, on account of the Junior Indebtedness (i) upon maturity of any Senior Indebtedness obligation, whether by lapse of time, acceleration (unless waived), or otherwise, unless and until all principal thereof and interest thereon and all other obligations in respect thereof shall first be paid in full in cash and all obligations to provide financial accommodations under any Related Document governing the incurrence Senior Indebtedness have terminated, or (ii) upon the happening of any default in payment of any principal of, premium, if any, or interest on or any other amounts payable in respect of Senior Indebtedness when the same becomes due and payable whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Senior Payment Default"), unless and until such Senior Payment Default shall have been cured or waived or otherwise shall have ceased to exist.

(iv) Subject to the receipt by the holders of the Notes of a written notice from the holders of the Senior Indebtedness of the occurrence of a Nonmonetary Default (any such notice, a "Nonmonetary Default Blockage Notice") (it being understood and agreed that if a Nonmonetary Default shall have resulted from the acceleration of the Notes, other than an acceleration by Medtronic following an Event of Default specified in
         Section 11.1(a) with respect to the Medtronic Co-Marketing Agreement, a Nonmonetary Default Blockage Notice shall, without any action being required on the part of the holders of Senior Indebtedness, be deemed automatically to have been given on and as of the date of such acceleration), no payment shall be made, directly or indirectly, on account of the Junior Indebtedness if there shall have occurred an event of default with respect to any Senior Indebtedness which permits one or more holders of such Senior Indebtedness to declare such Senior Indebtedness due and payable prior to the date on which it is otherwise due and payable (a "Nonmonetary Default").

(v) (a) From and after the date upon which any proceeding of the kind referred to in clause (i) of this Section 5(a) shall have occurred and be continuing, (b) from and after the date on which the holders of the Notes shall have received a Payment Blockage Notice and until such time that the Senior Payment Default referred to in such Payment Default Blockage Notice shall have been cured or waived or otherwise shall have ceased to exist or (c) from and after the date on which the holders of the Notes shall have received a Nonmonetary Default Blockage Notice (x) the holders of the Notes will not accept from the Company any payment of any kind of or on account of all or any part of the Junior Indebtedness and (z) the holders of the Notes may not take, demand, receive, sue for, accelerate or commence any remedial proceedings with respect to any amount payable under or in respect of the Junior Indebtedness, unless and until all such Senior Indebtedness shall have been paid in full in cash and all obligations to provide financial accommodations under a Related Document governing the incurrence of Senior Indebtedness have terminated; provided, however, that if such Nonmonetary Default shall have occurred and be continuing for a period (a "Blockage Period") commencing on the date of receipt of the Nonmonetary Blockage Notice identifying such Nonmonetary Default and ending 179 days thereafter (it being understood that not more than one Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days), and during such Blockage Period
         (A) such Nonmonetary Default shall not have been cured or waived, (B) the holders of such Senior Indebtedness shall not have made a demand for payment and commenced an action, suit or other proceeding against the Company and (C) none of the events described in clause (i) of this
         Section 5(a) shall have occurred, then (to the extent not otherwise prohibited by clauses (i), (ii) or (iii) of this Section 5(a)) the Company may, not less than 10 days after receipt by the holders of such Senior Indebtedness of written notice to such effect from the holders of the Notes, make, and the holders of the Notes may accept from the Company, all past due and current payments of any kind of or on account of the Junior Indebtedness, and such holders may demand, receive, retain, sue for or otherwise seek enforcement or collection of all amounts payable on account of principal of or interest on the Notes or otherwise under or in respect of Junior Indebtedness.

(b) Subject to the payment in full in cash of all Senior Indebtedness as aforesaid and the termination of all obligations to provide financial accommodations under the Related Documents governing the incurrence of Senior Indebtedness, the holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of any kind or character, whether in cash, property, stock or obligations, which may be payable or deliverable to the holders of Senior Indebtedness, until the principal of, and interest on, and all other payments under or in respect of Junior Indebtedness shall be paid in full in cash, and, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Notes, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this Section 5 which otherwise would have been made to the holder of the Notes shall be deemed a payment by the Company on account of the Senior Indebtedness, it being understood that the provisions of this Section 5 are and are intended solely for the purposes of defining the relative rights of the holders of the Notes, on the one hand, and the holder of the Senior Indebtedness, on the other hand. Subject to the rights, if any, under this
Section 5 of holders of Senior Indebtedness to receive cash, property, stock or obligations otherwise payable or deliverable to the holders of the Notes, nothing herein shall either impair, as between the Company and the holder of the Notes, the obligation of the Company, which is unconditional and absolute, to pay to the holder thereof the principal thereof and interest thereon, and all other amounts payable under or in respect of Junior Indebtedness, in accordance with the terms of this Agreement, the Notes and the other Note Documents (except as otherwise specified therein) or limit the holders of the Notes from exercising all remedies otherwise permitted by applicable law, under this Agreement, the Notes and the other Note Documents, whether upon default hereunder or thereunder or otherwise.

(c) If any payment or distribution of any character or any security, whether in cash, securities or other property, shall be received by any holders of the Notes in contravention of any of the terms hereof or before all the Senior Indebtedness obligations have been paid in full in cash and all obligations to provide financial accommodations under the Related Documents governing the incurrence of Senior Indebtedness have terminated, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash. In the event of the failure of any such holder to endorse or assign any such payment, distribution or security, each holder of any Senior Indebtedness is hereby irrevocably authorized to endorse or assign the name.

(d) The rights under these subordination provisions of the holders of any Senior Indebtedness as against any holders of the Notes shall remain in full force and effect without regard to, and shall not be impaired or affected by:

(i)      any act or failure to act on the part of the Company; or

(ii) subject to the limitation contained in the definition of Senior Indebtedness, any extension or indulgence in respect of any payment or prepayment of any Senior Indebtedness or any part thereof or in respect of any other amount payable to any holder of any Senior Indebtedness; or

(iii) (ii) subject to the limitation contained in the definition of Senior Indebtedness, any amendment, modification or waiver of, or addition or supplement to, or deletion from, or compromise, release, consent or other action in respect of, any of the terms of any Senior Indebtedness or any other agreement which may be made relating to any Senior Indebtedness; or

(iv) any exercise or non-exercise by the holder of any Senior Indebtedness of any right, power, privilege or remedy under or in respect of such Senior Indebtedness or these subordination provisions or any waiver of any such right, power, privilege or remedy or of any default in respect of such Senior Indebtedness or these subordination provisions or any receipt by the holder of any Senior Indebtedness of any security, or any failure by such holder to perfect a security interest in, or any release by such holder of, any security for the payment of such Senior Indebtedness; or

(v) any merger or consolidation of the Company or any of its Subsidiaries into or with any other person, or any sale, lease or transfer of any or all of the assets of the Company or any of its Subsidiaries to any other person; or

(vi) except for the giving of a Payment Blockage Notice or a Nonmonetary Default Blockage Notice, as the case may be, the absence of any notice to, or knowledge by, any holder of any claim hereunder of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (i) through (v); or

         (vii)    any other circumstance.

(e) Except for the giving of a Payment Blockage Notice or a Nonmonetary Default Blockage Notice, as the case may be, the holders of the Notes unconditionally waive (i) notice of any of the matters referred to in Section 5(e); (ii) all notices which may be required, whether by statute, rule of law or otherwise, to preserve intact any rights of any holder of any Senior Indebtedness, including, without limitation, any demand, presentment and protest, proof of notice of nonpayment under any Senior Indebtedness or any Related Document governing the incurrence of same, and notice of any failure on the part of the Company to perform and comply with any covenant, agreement, term or condition of any Senior Indebtedness, (iii) any right to the enforcement, assertion or exercise by any holder of any Senior Indebtedness of any right, power, privilege or remedy conferred in such Senior Indebtedness or otherwise, (iv) any requirements of diligence on the part of any holder of any of the Senior Indebtedness, (v) any requirement on the part of any holder of any Senior Indebtedness to mitigate damages resulting from any default under such Senior Indebtedness and (vi) any notice of any sale, transfer or other disposition of any Senior Indebtedness by any holder thereof.

(f) The obligations of the holders of Notes under these subordination provisions shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Indebtedness, or any other payment to any holder of any Senior Indebtedness in its capacity as such, is rescinded or must otherwise be restored or returned by the holder of such Senior Indebtedness upon the occurrence of any proceeding referred to in paragraph 5(a) or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property or otherwise, all as though such payment had not been made.

(g) Notwithstanding anything to the contrary herein, the Company shall not at any time offer (and the holder of the Notes shall not at any time accept) (i) any pledge of collateral or (ii) any guaranty by any Subsidiary of the Company, in each case with respect to the obligations of the Company under the Notes or otherwise under or in respect of the Junior Indebtedness.

         Section 5A. Junior Indebtedness Voting Rights. At any meeting of creditors of the Company or in the event of any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of the Company or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of the Company or its business, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against the Company for relief under any bankruptcy or reorganization law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension of marshaling of assets or otherwise (an "Insolvency Proceeding"), the holders of Junior Indebtedness shall retain the right to vote and otherwise act with respect to the Junior

Indebtedness (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), provided that, absent fraud or misrepresentation by the holders of Senior Indebtedness with respect to the Senior Indebtedness or conduct on the part of the holders of Senior Indebtedness which would be sufficient to support a claim of equitable subordination with respect to Senior Indebtedness under ss.510(c)(1) of the Bankruptcy Code, the holders of Junior Indebtedness shall not vote with respect to any such plan or take any other action in any way so as to contest (i) the validity of any Senior Indebtedness or any collateral therefor or guaranties thereof, (ii) the relative rights and duties of any holders of any Senior Indebtedness established in any instruments or agreements creating or evidencing any of the Senior Indebtedness with respect to any of such collateral or guaranties or (iii) the obligations and agreements of the holders of Junior Indebtedness set forth in this Section 5.

Section 6. Company Closing Conditions. Each of the Purchaser's, Medtronic's and the Additional Parties' obligation to purchase and pay for the Notes to be purchased by it hereunder on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:

Section 6.1. Proceedings Satisfactory. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated to occur on the Closing Date and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request, including:

(a) certificates dated as of a recent date prior to the Closing Date as to the good standing and payment of taxes of the Company in each jurisdiction where any of such Persons is organized or is authorized to do business as a foreign corporation;

(b) certified copies of the Charter of the Company;

(c) certified copies of the by-laws (or other comparable constituting document) of the Company, with all amendments thereto to the Closing Date;

(d) certified copies of resolutions of the Board of Directors of the Company authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and the other Note Documents to which the Company is a party, as applicable and (ii) opting out of the Fair Price Provisions and Business Combination Provisions of the Georgia Business Corporations Code; and

(e) certificates as to the incumbency and signatures of each of the officers of the Company who shall execute this Agreement or any Note, or other Transaction Document on behalf of such respective party.

Section 6.2. Peterson/Hunt Employment Agreement and Options. The Company shall have entered into employment agreements with Marshall Hunt and William Peterson and the Company shall have issued options to purchase shares of Company Common Stock to Marshall Hunt and William Peterson all pursuant to the terms set forth on Exhibit D hereto.

Section 6.3. Stepic Settlement. The Company shall have reached a settlement (the "Stepic Settlement Obligation")with respect to the dispute between the Company and certain of the former shareholders of Stepic Corporation reasonably satisfactory to the Purchaser.

Section 6.4. Co-Marketing Agreement. Medtronic and the Company shall have entered into the Medtronic Co-Marketing Agreement containing such terms and conditions as are reasonably satisfactory to the parties thereto.

Section 6.5. Opinion of the Company's Counsel. The Purchaser and each Additional Note Purchaser shall have received from King & Spalding, counsel for the Company in connection with the Transactions, a favorable legal opinion dated the Closing Date and addressed to the Purchaser and each Additional Note Purchaser, covering such matters as the Purchaser or Medtronic may reasonably request, including, but not limited to, the Medtronic Co-Marketing Agreement.

Section 6.6. Opinion of Company's Special Intellectual Property Counsel. The Purchaser and each Additional Note Purchaser shall have received from the Company's special intellectual property counsel, a favorable legal opinion dated the Closing Date and addressed to the Purchaser and each Additional Note Purchaser, covering such intellectual property matters (including, without limitation, as to patent matters) as the Purchaser or Medtronic may reasonably request.

Section 6.7. Representation and Warranties True, Etc.; Certificates. The representations and warranties of the Company contained in Section 4 and elsewhere in this Agreement and of the Company shall be true in all materials respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing date after giving effect to the Transactions. The Company shall have performed in all material respects all agreements on its part required to be performed under this Agreement on or prior to the Closing Date, and there shall exist no Default or Event of Default on the Closing Date after giving effect to the Transactions. The Company shall have delivered to the Purchaser an Officer's Certificate, dated the Closing Date, to the effect of the matters stated in the foregoing sentences of this Section 6.7.

Section 6.8. Absence of Material Adverse Effect, Etc. Since the date hereof, no Material Adverse Effect shall have occurred.

Section 6.9. Consents and Approvals. Except for the Stockholder/AMEX Conversion Approval and the Stockholder Approval, all necessary consents, waivers, approvals and authorizations of, and declarations, registrations and filings with, Governmental Bodies and non-governmental Persons required in order to issue and sell the Notes as contemplated hereby and to consummate the Transactions contemplated hereby and by the other Transaction Documents shall have been obtained or made and shall be in full force and effect.

Section 6.10. Absence of Litigation, Orders, Etc. Except as disclosed on
Schedule 4.7(a) attached hereto, there shall not be pending or, to the knowledge of the Company after due inquiry, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting any of the Company or its Subsidiaries or its Property (and, as to any action, suit, proceeding, governmental investigation or arbitration so disclosed, there shall not have occurred since the date of this Agreement any development) which seeks to enjoin or restrain any of the Transactions (including the BofA Restructuring) or which the Purchaser reasonably believe is likely to have a Material Adverse Effect. No Order of any court, arbitrator or Governmental Body shall be in effect which purports to enjoin or restrain any of the Transactions (including the Restructuring) or which the Purchaser reasonably believe to constitute a Material Adverse Effect.

Section 6.11. Related Documents; Consummation of Transactions. All of the terms, conditions and provisions of each of the Related Documents (including, without limitation, the terms governing the subordination of the Junior Subordinated
Note) shall be satisfactory to the Purchaser, its counsel, each Additional Note Purchaser, if any, and its respective counsel in all respects in form and substance and no term, condition or provision thereof as set forth in the certified copies of the Related Documents delivered by the Company in accordance with the next sentence of this Section 6.11 shall have been supplemented, amended, modified or waived without the Purchaser's and such Additional Note Purchaser's prior written consent. Each of the Transaction Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Purchaser and each Additional Note Purchaser, if any, shall have received a copy of each of the Related Documents (including all amendments, modifications and supplements thereto to and including the Closing
Date), certified by a duly authorized officer of the Company as true, correct and complete. All conditions to the consummation of the transactions contemplated by each of the Related Documents shall have been satisfied (or waived with the written approval of the Purchaser) and such transactions shall have been consummated (or will be consummated simultaneously with the purchase of Notes hereunder) in accordance with the terms of the applicable certified copy of the Related Document delivered by the Company in accordance with the foregoing provisions of this Section 6.11. The Purchaser and each Additional Note Purchaser, if any, shall have received such certificates and other evidence with respect to the foregoing, as it shall request.

Section 6.12. Fees. The reasonable fees and expenses incurred by Brown Raysman Millstein, Felder Steiner LLP and any local or special counsel to the Purchaser and each Additional Note Purchaser, if any, in connection with the preparation of this Agreement, the Notes and the other Note Documents, and in connection with the other Transactions contemplated hereby, shall be paid by the Company on the Closing Date.

Section 6.13. Due Diligence. The Purchaser shall have completed its due diligence and be satisfied, in its sole discretion, with the results thereof.

Section 6.14. No Default or Event of Default. On the date of the purchase of the Notes hereunder, both immediately before and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result from such purchase.

Section 6.15. Legal Prohibitions. The execution and delivery of each of the Transaction Documents by the Company, and the performance by the Company of each of its obligations thereunder, shall not violate any Order of any court, arbitrator or Governmental Body or any Statute at the time applicable to the Purchaser.

Section 6.16. Other Requirements. The Purchaser shall have received, in form and substance reasonably satisfactory to them, all certificates, orders, authorizations, consents, affidavits, schedules, instruments, and other documents which are provided for hereunder, or which any Purchaser, may at any time reasonably request after reasonable notice.

Section 6.17. Disclosure Schedules. The Purchaser shall have received, not later than 5 days after the date hereof, each of the Schedules called for by Section 4 hereof and shall be entirely satisfied in its sole discretion with all of the disclosures set forth therein.

Section 6.18. Board of Directors. The Purchaser shall have received resolutions from the Board of Directors or the shareholders of the Company, as applicable, appointing the following people to the Board of Directors of the Company immediately after the Closing:

         Marshall Hunt, William Peterson, Robert Simmons (Purchaser independent appointment), Gordon Tunstall, H. Ross Arnold, III, Robert Tucker (Purchaser independent appointment) and Lee Provo (Purchaser appointment).

         Section 6A. Purchaser's, Medtronic's and the Additional Parties' Closing Conditions. The Company's obligation to sell the Notes on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:

                  (a) receiving evidence satisfactory to the Company that the BofA Restructuring shall have been consummated.

                  (b) Peterson/Hunt Employment Agreements. The employment agreement entered into between the Company and Marshall Hunt in effect on the date hereof and the employment agreement entered into between the Company and William Peterson in effect on the date hereof shall each have been amended as provided for in Exhibit D of this Agreement.

                  (c) Representation and Warranties True, Etc.; Certificates. The representations and warranties of the Purchaser, Medtronic and Additional Parities contained in Section 4A and elsewhere in this Agreement shall be true in all materials respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing date after giving effect to the Transactions. The Purchaser, Medtronic and the Additional Parties shall have performed in all material respects all agreements on its part required to be performed under this Agreement on or prior to the Closing Date.

                  (d) Legal Prohibitions. The execution and delivery of each of the Transaction Documents by the Purchaser, Medtronic or any Additional Party, and the performance by each of the Purchaser, Medtronic and each Additional Party of each of its obligations thereunder, shall not violate any Order of any court, arbitrator or Governmental Body or any statute at the time applicable to the Company. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Transactions.

Section 7. Financial Statements and Information. The Company will furnish to the Purchaser, until all of the Obligations have been indefeasibly paid in full and no Notes are outstanding and the Termination Date has occurred:

(a) as soon as available and in any event within 30 days after the end of each month, copies of the consolidated and consolidating balance sheets of the Company as of the end of such month and the related consolidated and consolidating statements of income for such month and for the portion of the fiscal year ended with the last day of such month, and stating in comparative form the corresponding figures from the prior year, all Certified by the Chief Financial Officer of the Company;

(b) as soon as available and in any event within 45 days after the end of each quarterly accounting period (other than the fourth quarterly accounting period) in each fiscal year of the Company,

(i) copies of the consolidated and consolidating balance sheets of the Company, in each case as of the end of such accounting period, together with, in each case, the related consolidated and consolidating statements of income, shareholders' equity and cash flows for such accounting period and for the portion of the fiscal year ended with the last day of such accounting period, all in reasonable detail and stating in comparative form (i) the consolidated and consolidating figures as of the end of and for the corresponding date and period in the previous fiscal year and (ii) the corresponding figures from the consolidated budget of the Company and its Subsidiaries for such period, all Certified by the Chief Financial Officer of the Company, and

(ii) a written statement of the Chief Financial Officer of the Company setting forth computations in reasonable detail showing whether or not as at the end of such fiscal quarter there existed any Default or Event of Default resulting from a breach or violation of Section 10.1;

(c) as soon as available and in any event within 90 days after the end of each fiscal year of the Company,

(i) copies of the audited consolidated and unaudited consolidating balance sheets of the Company, in each case as of the end of such fiscal year, together with, in each case, the related audited consolidated and unaudited consolidating statements of income, shareholders' equity and cash flows for such fiscal year, and the notes thereto, all in reasonable detail and stating in comparative form (i) the respective audited consolidated and unaudited consolidating figures as of the end of and for the previous fiscal year or part thereof and (ii) the corresponding figures from the consolidated budget of the Company for such fiscal year, (x) in the case of each of such audited consolidated financial statements, accompanied by a report thereon of PricewaterhouseCoopers LLP, or other independent public accountants of recognized national standing selected by the Company and acceptable to the Purchaser (the "Accountants"), which report shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the end of such fiscal year and the consolidated results of operations and cash flows for such fiscal year in conformity with GAAP and that the examination by the Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (y) in the case of such unaudited consolidating financial statements, Certified by the Chief Financial Officer of the Company; and

(ii) a written statement of the Accountants (x) setting forth computations in reasonable detail showing whether or not as at the end of such fiscal year there existed any Default or Event of Default resulting from a breach or violation of Section 10.1, and (y) stating that in making the examination necessary for their report on such financial statements they obtained no knowledge of any default by the Company in the fulfillment of any of the terms, covenants, provisions or conditions of this Agreement or any of the other Note Documents, or if such Accountants shall have obtained knowledge of any such default, specifying the nature and status thereof;

(d) concurrently with the financial statements furnished pursuant to subsections
(b) and (c) of this Section 7, an Officer's Certificate of the Company stating that, based upon such examination or investigation and review of this Agreement as in the opinion of the signer is necessary to enable the signer to express an informed opinion with respect thereto, no Default or Event of Default exists or has existed during such period or, if such a Default or Event of Default shall exist or have existed, the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto;

(e) concurrently with the financial statements furnished pursuant to subsections
(b) and (c) of this Section 7, a brief management discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries, as of the end of and for the period covered by such financial statements (including a comparison thereof with the financial condition and results of operations of the Company and its Subsidiaries as of the end of and for the comparable period in the prior fiscal year and the corresponding figures from the consolidated budget of the Company and its Subsidiaries for such period), and describing any significant events relating to the Company or its Subsidiaries occurring during such period, together with copies of any financial statements or budget information and any projections and any management discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries provided by the Company during such period;

(f) promptly after the same are available and in any event within 10 days thereof, copies of all such proxy statements, financial statements, notices and reports as the Company shall send or make available generally to their security holders, and copies of all regular and periodic reports and of all registration statements which the Company or any of its Subsidiaries may file with the SEC or with any securities exchange;

(g) promptly after the receipt thereof by the Company or any of its Subsidiaries, and in any event within 10 days thereof, copies of any management letters and any reports as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) submitted to any such corporation by the Accountants in connection with any audit of such corporation made by the Accountants;

(h) promptly (and in any event within 5 days) after becoming aware of (1) the existence of any Default or Event of Default on the part of the Company, an Officer's Certificate of the Company specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; or (2) any Indebtedness of the Company or any of its Subsidiaries being declared due and payable before its expressed maturity, or any holder of such Indebtedness having the right to declare such Indebtedness due and payable before its expressed maturity, because of the occurrence of any default (or any event which, with notice and/or the lapse of time, shall constitute any such default) under such Indebtedness, an Officer's Certificate of the Company describing the nature and status of such matters and what action the Company or such Subsidiary is taking or proposes to take with respect thereto;

         The Company will keep at its principal executive office a true copy of this Agreement, and cause the same to be available for inspection at said office during normal business hours by any holder of Notes or by any prospective purchaser of Notes designated in writing by the holder thereof.

Section 8. Inspection of Properties and Books. The Purchaser and each Additional Note Purchaser, if any, until all of the obligations have been indefeasibly paid in full and no Notes are outstanding and the Termination Date has occurred, shall have the right to visit and inspect any of the Properties of the Company, to examine their books of account and records, to make copies and extracts therefrom at their expense, and to discuss their affairs, finances and accounts with, and to be advised as to the same by, their officers and employees and their independent public accountants (whose reasonable fees and expenses shall be paid by the Company, and by this provision the Company authorizes the Accountants to discuss its affairs, finances and accounts, and agrees to make such Accountants available to the Purchaser and each Additional Note Purchaser, if any, for such discussions, whether or not any of such officers or employees is present, it being understood that nothing contained in this Section 8 is intended to confer any right to exclude any such officers or employees from such discussions), during the Company's normal business hours with reasonable frequency and (except upon the occurrence and during the continuance of the Event of Default) upon reasonable prior notice to the Company. The Company agrees to pay all reasonable out-of-pocket expenses incurred by the Purchaser and each Additional Note Purchaser, if any in connection with such Person's exercise of their rights under this Section 8, but only at any time when a Default or Event or Default shall have occurred and be continuing. The Purchaser and each Additional Note Purchaser, if any, through their respective representatives, shall be entitled to meet with the senior management of the Company at least once during each fiscal quarter of the Company to discuss the Company's, financial statements, business, assets, operations and prospects.

Section 9. Affirmative Covenants. The Company covenants and agrees that, until all of the Obligations have been indefeasibly paid in full and no Notes are outstanding and the Termination Date has occurred, the Company shall comply with the following provisions set forth in this Section 9:

Section 9.1. Payment of Principal and Interest. The Company will duly and punctually pay the principal of, and interest on the Notes, and will timely pay and perform all of its other Obligations, in accordance with the terms of such Notes, this Agreement and the other Note Documents. The Company will comply with all of the covenants, agreements and conditions contained in this Agreement and the other Note Documents.

Section 9.2. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, pay before they become delinquent:

(a) all taxes, assessments and governmental charges or levies imposed upon the Company or any of its Subsidiaries (or any other Subsidiaries of the Company which are part of any affiliated group, within the meaning of Section 1504 (a)
(1) of the code, with the Company or any of its Subsidiaries) or their income or profits or upon their Property, real, personal or mixed, or upon any part thereof;

(b) all claims for labor, materials and supplies which, if unpaid, would result in the creation of a Lien upon Property of the Company or any of its Subsidiaries; and

(c) all claims, assessments, or levies required to be paid by the Company or any of its Subsidiaries or any agreement, contract, Statute or Order governing or relating to any thereof;

provided, that the taxes, assessments, claims, charges and levies described in
Section 9.2(a) and (b) need not be paid while being diligently contested in good faith and by appropriate proceedings so long as (i) adequate book reserves have been established with respect thereto in accordance with GAAP and (ii) neither the Company's nor any such Subsidiary's title to and right to use its Property is materially adversely affected by such non-payment. The Company will timely file, and will cause its subsidiaries to file, all tax returns required to be filed in connection with the payment of taxes required by this Section 9.2. If an Event of Default shall have occurred and be continuing and any such contested items shall have resulted in a Lien or claim upon any of the Company's or any of its Subsidiaries' Property, the Purchaser may, at their election (but shall not be obligated to), (a) procure the release and discharge of any such Lien or claim and any judgment or decree thereon, without inquiring into or investigating the amount, validity or enforceability of such Lien or claim and
(b) effect any settlement or compromise of the same, and any amounts expended by the Purchaser in connection therewith including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be reimbursed by the Company within five Business Days of demand therefor by the Purchaser.

Section 9.3. Maintenance of Properties, Records and Corporate Existence. The Company will, and will cause each of its Subsidiaries to:


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

(a) maintain their respective Properties in good condition, reasonable wear and tear excepted, and make all necessary renewals, repairs, replacements, additions, betterments, and improvements thereto;

(b) keep books of records and accounts in which full and correct entries will be made of all their respective business transactions and will reflect in their financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP at the time in effect and consistently applied;

(c) maintain the same fiscal year during and after the current fiscal year ending;

(d) do or cause to be done all things necessary to preserve and keep in full force and effect their respective corporate existence, rights, powers and franchises including any necessary qualification or licensing in any foreign jurisdiction;

(e) comply with all applicable Statutes, Orders, franchises, authorizations, licenses and permits of, and all applicable restrictions imposed by, any Governmental Body, in respect of the conduct of its business and the ownership of its Properties (including all Environmental Laws and all applicable Statutes, Orders, franchises, authorizations, licenses and permits relating to fair labor standards, equal employment opportunities and occupational health and safety), except for such matters as in the aggregate are not reasonably likely to, and will not, have a Material Adverse Effect; and

(f) If the Company or any of its Subsidiaries receives notice or becomes aware of any Environmental Matter or contamination with Hazardous Materials that relates to any of them or their respective Properties, then the Company shall promptly provide written notice thereof to the Purchaser and, upon written request from the Purchaser, shall provide the Purchaser with such reports, certificates, engineering studies or other written material or data as the Purchaser may reasonably request so as to satisfy the Purchaser that the Company and its Subsidiaries are in compliance with their obligations under this subsection (f) and subsection (e) of this Section 9.3. The Purchaser shall also have the right, at any time and from time to time after receipt of notice or knowledge of any such Environmental Matter or contamination, to require the Company at its expense to employ a qualified environmental consultant reasonably acceptable to the Purchaser to conduct an environmental review, audit, assessment or report with respect thereto concerning the Company's and its Subsidiaries' operations and Property. The Company agree to cooperate fully with such consultant in connection with any such review, audit, assessment or report, including by providing such access to the Company's and its Subsidiaries' books, records, Properties, employees and agents and by furnishing such written and oral information as such consultant may reasonably request in connection with any such review, audit, assessment or report.

Section 9.4.      Insurance.

(a) The Company will, and will cause each of its Subsidiaries to, carry and maintain in full force and effect at all times, with financially sound and reputable insurance companies or associations rated AA (Class 12) or better by AM Best Company (or, as to workers' compensation or similar insurance, in an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on): (i) insurance against loss or damage to the tangible real and personal Property of the Company and its Subsidiaries by fire, theft, explosion, spoilage, flood and other perils covered by a "special form" insurance policy and all other hazards and risks ordinarily insured against by other owners or users of such Property in similar businesses, (ii) all workers' compensation or similar insurance as may be required under the laws of any jurisdiction, (iii) public liability insurance against claims for personal injury, death or property damage suffered upon, in or about any premises occupied by any of them or occurring as a result of the ownership, maintenance or operation by any of them of any automobile, truck or other vehicle or as a result of the use of products manufactured, constructed or sold by any of them, or services rendered by any of them, (iv) business interruption insurance covering risk of loss as a result of the cessation of any substantial part of the business conducted by any of them, and (v) insurance against such other risks as are usually insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated.

(b) Insurance specified in clause (a) (i) of this Section 9.4 shall (i) be maintained in such form and amounts and having such coverage as may be reasonably satisfactory to the Purchaser and each Additional Note Purchaser, if any, and in any event in an amount not less than the full insurable value of the Property covered thereby, (ii) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Purchaser or any Additional Note Purchaser of written notice thereof.

(c) Insurance specified in clauses (a) (iii), (a) (iv) and (a) (v) of this
Section 9.4 shall be maintained in such amounts (and with co-insurance, deductibles and self-insured retention, if any) as such insurance is usually carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. All such insurance shall name the Purchaser and each Additional Note Purchaser, if any, as additional insured, as their interests may appear.

Section 9.5. ERISA. The Company will, and will cause each of its ERISA Affiliates, to comply in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan and furnish to the Purchaser and each Additional Note Purchaser (i) within 10 days after the Company knows or has reason to know that any "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to a Pension Plan which is subject to Title IV of ERISA, a statement setting forth details as to such reportable event and the action proposed to be taken with respect thereto, (ii) promptly, but in no event later than 3 days, after receipt thereof, a copy of any notice that the Company or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Pension Plan or to appoint a trustee to administer any Plan, (iii) promptly, but in no event later than 5 days, after filing with any affected party (as such term is defined in Section 4001 of ERISA) of a notice of intent to terminate a Pension Plan which is subject to Title IV of ERISA, a copy of such notice and a statement setting forth the details of such termination, including the amount of liability, if any, of the Company or any ERISA Affiliate under Title IV of ERISA, (iv) within 10 days after the adoption of an amendment to a Pension Plan if, after giving effect to such amendment, the Pension Plan is a plan described in Section 4021(b) of ERISA, a statement setting forth the


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

details thereof, (v) within 30 days after withdrawal from a Pension Plan during a plan year for which the Company or any ERISA Affiliate could be subject to liability under Section 4063 or 4064 of ERISA, a statement setting forth the details thereof, including the amount of such liability, (vi) within 30 days after cessation of operations by the Company or any ERISA Affiliate at a facility under the circumstances described in Section 4062(e) of ERISA and with respect to a plan which is subject to Title IV of ERISA, a statement setting forth the details thereof, including the amount of liability of the Company or the ERISA Affiliate under Title IV of ERISA, (vii) within 5 days after adoption of an amendment to a Pension Plan which would require security to be given to the Pension Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, a statement setting forth the details thereof, including the amount of such security, (viii) within 5 days after failure by the Company or any ERISA Affiliate to make payment to a Pension Plan which would give rise to a Lien in favor of the Plan under Section 302(f) of ERISA, a statement setting forth the details thereof, including the amount of such Lien, (ix) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Pension Plan, a statement setting forth details as to such failure and the action proposed to be taken with respect thereto and (x) promptly, but in any event within 30 days, after receipt thereof by the Company or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice concerning the imposition of withdrawal liability or the termination or reorganization of a Multiemployer Plan.

Section 9.6.      Intellectual Property.

(a) Consistent with past practice, the Company and each of its Subsidiaries shall appropriately mark all products produced by it in order to preserve its Intellectual Property.

(b) The Company and each of its Subsidiaries shall preserve its rights under all material License Agreements except to the extent that any such License Agreement expires or otherwise is terminated without any default or breach by the Company and, in the case of License Agreements in which the Company is the licensee, the Company chooses to replace the licensed Intellectual Property with another product of similar functionality.

(c) The Company and its Subsidiaries will not indemnify or assume the material liabilities of any third parties for intellectual property infringement except in the ordinary course of business consistent with past practice.

(d) Except with respect to immaterial Intellectual Property, the Company and each of its Subsidiaries shall timely make filings and payments with the appropriate foreign and domestic offices and agencies required to maintain in subsistence registered Intellectual Property owned by it in a manner consistent with past practice and will not take any action which is reasonably likely to result in, or omit to take any action to avoid, the termination, invalidation or abandonment of any such Intellectual Property.

(e) The Company and its Subsidiaries shall comply with applicable rules and regulations of any Governmental Body with respect to its Intellectual Property in a manner consistent with past practice.



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

(f) The Company and its Subsidiaries shall promptly register Intellectual Property developed by it, to the extent that such Intellectual Property is registerable and in a manner consistent with past practice.

(g) Consistent with its past practice, the Company and each of its Subsidiaries shall obtain confidentiality and assignment agreements from all employees and contractors who or which develop or have access to Intellectual Property of the Company or any of its Subsidiaries.

Section 9.7. Further Actions. Promptly following the Purchaser's and each Additional Note Purchaser's request, the Company will from time to time execute, acknowledge, notarize, deliver, record, register and file any and all further agreements, instruments and documents (including the substantial equivalents of any of the foregoing in any foreign jurisdiction), and take all further actions (including the payment of all filing, recording, registration, notary and other fees and charges which may be incurred in connection with any of the foregoing), which may in any such case be required under applicable law, or which the Purchaser or any Additional Note Purchaser otherwise may reasonably request, in order to effectuate the transactions contemplated by this Agreement and the other Note Documents.

Section 10. Negative and Maintenance Covenants. The Company covenants and agrees that, until all of the Obligations have been indefeasibly paid in full and no Notes are outstanding and the Termination Date has occurred, the Company shall comply with the following provisions set forth in this Section 10:

Section 10.1. Restrictions on Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, incur, create, assume, guarantee or in any way become liable for, or permit to exist, Indebtedness other than:

(a) Indebtedness incurred pursuant to this Agreement, the Notes, and the other Note Documents;

(b) Indebtedness of the Company and its Subsidiaries arising under the Related Documents or existing on the Closing Date and described on Schedule 4.10(a) (in each case after giving effect to the Transactions, but excluding in any event the Non-continuing Indebtedness);

(c) Indebtedness of the Company to any Wholly-owned Subsidiary of the Company or Indebtedness of any Wholly-owned Subsidiary of the Company to another Wholly-owned Subsidiary of the Company;

(d) Indebtedness consisting of Liens permitted by subsections (a) through (e), inclusive, of Section 10.2;

(e) Indebtedness secured by Liens permitted by Section 10.2(h), provided that
(i) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this subsection (e) shall not at any time exceed $100,000, and (ii) the aggregate principal amount of Indebtedness incurred in any fiscal year of the Company pursuant to this subsection (e) shall not exceed $500,000.

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

Section 10.2. Restrictions on Liens. The Company will not, and will not permit any of its Subsidiaries to, directly on indirectly, create, assume or suffer to exist any Lien upon any of their respective Properties whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 9.2;

(b) statutory Liens of landlords, if any, Liens of carriers, warehousemen, mechanics, materialmen, if any, and other Liens imposed by law incurred in the ordinary course of business, in each cash for sums the payment of which is not at the time required by Section 9.2;

(c) Liens (other than any Lien imposed by ERISA, and other than any Lien securing an obligation for the payment of borrowed money) incurred or deposits made in the ordinary course of business in connection with obligations not due or delinquent with respect to workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations; provided, that no such Lien shall be permitted to the extent it encumbers any real Property of the Company or its Subsidiaries;

(d) any attachment or judgment Lien (including judgment or appeal bonds) which shall, within 45 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or which shall have been discharged within 30 days after the expiration of any such stay or which is being diligently contested in good faith so long as a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefore; provided that such Liens shall not in any event exceed $250,000 in the aggregate at any time outstanding;

(e) zoning restrictions, easements, licenses, reservations, restrictions on the use of real Property or minor irregularities incident thereto (and, with respect to leasehold interests, Liens and other encumbrances that are incurred, created, assumed or permitted to exist on or with respect to the leased Property and arise by, through or under or are asserted by a landlord or owner of the leased Property, with or without consent of the lessee) which (i) in the case of any such Lien encumbering real Property of the Company or its Subsidiaries which is not also encumbered by a Security Document, were not incurred in connection with the borrowing of money and which do not in the aggregate materially detract from the value of the Property of the Company or any of its Subsidiaries, as the case may be, or impair the use of such Property for the purposes for which such Property is hold by the Company or any such Subsidiary, or (ii) in the case of any such Lien encumbering real Property which is also encumbered by a Mortgage, constitute Permitted Exceptions (as defined in such Mortgage);

(f) Liens not evidenced by a Uniform Commercial Code financing statement which the U.S. Government may have as a matter of law under (A) an applicable title-vesting clause provided for under applicable federal regulations in a Government Contract with the Company which encumber (i) property acquired with funds from the U.S. Government for use in performance of such Contract, and (ii) the Company's raw materials, work in process and finished goods allocable to the Company's performance under such Government Contract, and (B) the "data rights" and "patent rights" provisions provided for under applicable federal regulations in a Government Contract with the Company which encumber Intellectual Property developed by the Company in the performance of, or delivered under, such Government Contract (any such Liens shall have priority over the Collateral Agent's security interest in such Collateral pursuant to the Note Documents to the extent that under applicable law such Liens would have priority over a Lien perfected by the filing of a Uniform Commercial Code financing statement (herein "U.S. Government Prior Liens"));

(g) Liens (including Liens created pursuant to Capitalized Leases) existing on the Closing Date and described in Schedule 4.10(a) hereto and Liens arising out of the Security Documents related to the Transaction Documents (in each case after giving effect to the Transactions contemplated to occur on the Closing
Date);

(h) Liens (including Liens created pursuant to Capitalized Leases) in respect of personal Property acquired by the Company or any of its Subsidiaries after the Closing Date, which Liens exist or are created at the time of acquisition of such Property or within six months thereafter, to secure Indebtedness permitted by Section 10.1(e) which is assumed or incurred to finance all or any part of the purchase price of acquisition of such Property, but any such Lien shall cover only the Property so acquired and any improvements thereto, and may not exceed the lesser of (x) 100% of the Fair Market Value of such Property or (y) the purchase price of such acquisition.

Section 10.3. Consolidation, Merger or Disposition of Assets; Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, license, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of the business or Property (tangible or intangible, including any Intellectual Property or License Agreement) of the Company or any such Subsidiary, whether now owned or hereafter acquired, or acquire by purchase or otherwise any of the outstanding Capital Stock of, or all or any substantial part of the business, operating assets and Property of, any Person, except that (i) the Company and its Subsidiaries may in the ordinary course of business sell Inventory owned by them, (ii) any Wholly-owned Subsidiary of the Company may merge or consolidate with or into, or be dissolved or liquidated into, the Company or any other Wholly-owned Subsidiary of the Company so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation, (iii) any Wholly-owned Subsidiary of the Company may sell, lease or otherwise dispose of all or any part of its assets to the Company or to any other Wholly-owned Subsidiary of the Company, (iv) the Company and its Subsidiaries may sell or otherwise dispose of Property having a net book value at the time of such sale of disposition of not more than $100,000, provided that the aggregate net book value of all Property sold or disposed of pursuant to this clause (iv) shall not exceed $500,000, (v) asset acquisitions by the Company or any of its Subsidiaries, for cash consideration of not more than $250,000 in the aggregate after the Closing Date so long as no Indebtedness or other liabilities (other than trade payables arising in the ordinary course of business) are assumed or incurred by the Company or any of its Subsidiaries in connection with such acquisition.

Section 10.4. Sale or Discount of Receivables. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of their respective Accounts or notes receivable.

Section 10.5. Conduct of Business. The Company will not, and will not permit any of its Subsidiaries to, engage in any business other than the Permitted Business.

Section 10.6. Transactions with Affiliates. Except in the case of transactions between or among the Company and its Wholly-owned Subsidiaries, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any Property or the rendering of any service), with any Affiliate of the Company or such Subsidiary unless such transaction is otherwise not prohibited under this Agreement, is in the ordinary course of the Company's or such Subsidiary's business, is on fair and reasonable terms that are not less favorable to the Company or such Subsidiary, as the case may be, than those that would be obtainable at the time in an arms' length transaction with a Person who is not such an Affiliate and such transaction has been approved by the disinterested directors of the Company.

Section 10.7. Certain Contracts. The Company will not, and will not permit any of its Subsidiaries to, enter into or be a party to:

(a) any contract providing for the making of loans, advances or capital contributions to any Person other than the Company or a Wholly-owned Subsidiary of the Company, or for the purchase of any Property from any Person, in each case primarily in order to enable such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses, or

(b) any contract for the purchase of materials, supplies or other Property or services if such contract (or any related document) requires that payment for such materials, supplies or other Property or services shall be made regardless of whether or not delivery of such materials, supplies or other Property or services is ever made or tendered, or

(c) any contract to rent or lease (as lessee) any real or personal Property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor (provided, that this subsection (c) shall not be construed to prevent the Company or any of its Subsidiaries from being a party to or complying with any provision of any lease to which any of them is a party on the date hereof), or

(d) any contract for the sale or use of materials, supplies or other Property, or the rendering of services, if such contract (or any related document) requires that payment for such materials, supplies or other Property, or the use thereof, or payment for such services, shall be subordinated to any Indebtedness (of the purchaser or user of such materials, supplies or other Property or the Person entitled to the benefit of such services) owed or to be owed to any Person, or

(e) except as permitted by Section 10.1, and except for Investments which are not Restricted Investments, any other contract which, in economic effect, is substantially equivalent to a guarantee.

Section 10.8. Limitation on Dividend Restrictions Affecting Subsidiaries. Except pursuant to this Agreement, the Company will not permit any of its Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction which by its terms restricts the ability of any such Subsidiary to (a) pay dividends or make any other distributions on such Subsidiary's Capital Stock, (b) pay any Indebtedness owed to the Company or any other Subsidiary of the Company, (c) make any loans or advances to the Company or any other Subsidiary of the Company or (d) transfer any of its Property or assets to the Company or any other Subsidiary of the Company.

Section 10.9. No Amendment of Charter, By-Laws. The Company will not effect any amendment to or modification of its charter documents or by-laws, to effect any amendment to or modification of their charter documents or by-laws, except such amendments contemplated by each of the Stockholder/AMEX Conversion Approval and the Stockholder Approval and in each case with the prior written consent of the Requisite Noteholders.

Section 10.10. Acquisition of Margin Securities. The Company will not, and will not permit any of its Subsidiaries to, own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Board of Governors of the United States Federal Reserve System as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, the Purchaser shall have received an opinion of counsel satisfactory to the Purchaser to the effect that such purchase or acquisition will not cause this Agreement or the Notes to be in violation of Regulation T or Regulation U or any other regulation of such Board then in effect.

Section 11.       Events of Default; Remedies.

Section 11.1. Events of Default. If any of the following events (herein called "Events of Default") shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or by operation of law or otherwise and such Event of Default shall be deemed to be continuing until waived by the appropriate Purchaser in accordance with the terms hereof):

(a) The Company shall breach or fail to comply with any of its obligations under the Securityholders Agreement, under the Medtronic Co-Marketing Agreement or under the Junior Subordinated Note, in each case after giving effect to any applicable cure periods;

(b) the Company shall default in the due and punctual payment or prepayment of all or any part of the principal of any Note when and as the same shall become due and payable, whether at stated maturity, by acceleration, by notice of prepayment or otherwise;

(c) the Company shall default in the due and punctual payment or prepayment of any interest or fees on any Note or any other Obligations (other than principal of any Note) when and as such interest, fees or other Obligations, shall become due and payable, and such default shall continue for a period of five days;

(d) the Company shall default in the performance or observance of any of the covenants, agreements or conditions contained in Section 9 or Section 10 of this Agreement;

(e) the Company shall default in the performance or observance of any of the covenants, agreements or conditions contained in this Agreement, or the Company shall default in the performance or observance of any of the covenants, agreements or conditions contained in any of the other Related Documents, and such default shall continue for a period of 15 days;

(f) the Company shall fail to pay any principal of, premium or interest on or any other amount payable in respect of Indebtedness that is outstanding in a principal amount of at least $250,000 in any one instance or $500,000 in the aggregate in the case of all such instances taken together (excluding Indebtedness represented by the Notes) when the same becomes due and payable (whether at scheduled maturity, or by required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to permit the acceleration of the maturity of such Indebtedness (whether or not such acceleration occurs); or (iii) any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each prior to the stated maturity thereof;

(g) the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) be generally unable to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code or the foreign equivalent thereof, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or the foreign equivalent thereof, (vii) admit in writing its inability to pay its debts generally as such debts become due, (viii) take any action under the laws of its jurisdiction of organization analogous to any of the foregoing, or (ix) take any requisite action for the purpose of effecting any of the foregoing;

(h) a proceeding or case shall be commenced, without the application or consent of the Company in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up of the Company or composition or readjustment of the Indebtedness of any of them, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or of all or any substantial part of the assets of any of them, or (iii) similar relief in respect of the Company under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 45 days; or an order for relief shall be entered in an involuntary case under the Bankruptcy code, against the Company; or action under the laws of the jurisdiction or organization of any of the Company analogous to any of the foregoing shall be taken with respect to any of the Company and shall continue undismissed, or unstayed and in effect, for a period of 45 days;

(i) final judgment for the payment of money shall be rendered by a court of competent jurisdiction against the Company, and the Company, as the case may be, shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, within 45 days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, and such judgment together with all other such judgments shall exceed $250,000 in any one instance or $500,000 in the aggregate in the case of all instances taken together;

(j) any representation, warranty or statement made by or on behalf of the Company or any officer of the company in this Agreement, or any representation, warranty or statement made by or on behalf of the Company or any officer of the Company in any of the Transaction Documents or in any financial statement, Officer's Certificate of other instrument or document now or hereafter delivered pursuant to or in connection with any provision of this Agreement or the Transaction Documents, shall prove to be false or incorrect in any material respect or breached in any material respect on the date as of which made;

(k) any event or condition described in Section 4.20 or a covenant described in
Section 9.5 shall occur or exist and, as a result of such event, condition or breach of covenant, together with all other such events or conditions or breaches of covenants, the Company, or any ERISA Affiliate shall incur, or in the opinion of the Purchaser is reasonably likely to incur, a liability of any kind under ERISA or otherwise that, in the opinion of the Purchaser, could have a Material Adverse Effect;

(l)      any Change of Control shall occur; or

(m) the Company shall have failed to obtain the Stockholder/AMEX Conversion Approval and Stockholder Approval within one hundred and five (105) days from the Closing Date;

then (i) upon the occurrence of any Event of Default described in subsection
(g), the unpaid principal amount of all Notes, together with the interest accrued thereon and all fees, costs, expenses, indemnities and other Obligations payable hereunder or under the other Note Documents shall automatically become immediately due and payable, and all automatically become immediately due and payable, without presentment, demand, notice, declaration, protest or other requirements of any kind, all of which are hereby expressly waived, or (ii) upon the occurrence of any other Event of Default, the Requisite Noteholders may, by written notice to the Company, declare the unpaid principal amount of all Notes to be, and the same shall forthwith become, immediately due and payable, together with the interest accrued thereon and all fees, costs, expenses, indemnities and other Obligations payable hereunder or under the other Note Documents, all without presentment, demand, notice, protest or other requirements of any kind, all of which are hereby expressly waived. In addition to any rights to the Requisite Noteholders, upon the occurrence of an Event of Default described in Section 11.1(a) to the extent related to the Medtronic Co-Marketing Agreement, Section 11.1(b) or (c) to the extent related to the Medtronic Additional Note, or Section 11.1(m), Medtronic may, by written notice to the Company and the Requisite Noteholders, declare the unpaid principal amount of the Medtronic Note to be, and the same shall forthwith become, immediately due and payable, together with the interest accrued thereon and all fees, costs, expenses, indemnities payable hereunder or under the other Note Documents with respect to the Medtronic Note, all without presentment, demand, notice, protest or other requirements of any kind, all of which are hereby expressly waived. Notwithstanding the foregoing, an Event of Default as a result of a breach of Sections 9.2, 9.3 (except for 9.3(d)), 9.4, and 9.5 hereof shall not be considered to have occurred under clause (ii) of this paragraph unless the Company fails to cure such event with 10 calendar days after receipt of notice of such default or, in the case of a non-monetary default that cannot be reasonably cured with 10 calendar days, the Company fails to both commence a commercially reasonable cure of such event promptly upon receipt of the default notice and diligently pursue such cure to completion.

Section 11.2. Suits for Enforcement; Remedies Against Collateral. If any Event of Default shall have occurred and be continuing, the Purchaser and each Additional Note Purchaser, if any, may, proceed to protect and enforce the rights of the holders of the Notes, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, and may proceed to enforce the payment of all sums due upon such respective Notes, and such further amounts as shall be sufficient to cover the costs and expenses of collection (including reasonable counsel fees and disbursements), or to enforce any other legal or equitable right of the holder of the Notes.

Section 11.3. Remedies Cumulative. No remedy conferred in this Agreement or in the other Note Documents upon the Purchaser or any Additional Note Purchaser, the holder of any Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

Section 11.4. Remedies Not Waived. No course of dealing between the Company, the Purchaser, any Additional Note Purchaser or any other holder of any Note, and no delay or failure in exercising any rights hereunder or under such Note or the Note Documents in respect thereof, shall operate as a waiver of any of the rights of the Purchaser or of the holder of any Note.

Section 12.       Notes.

Section 12.1. Registration; Exchange; and Transfer of Notes. The Company will keep at its principal executive office a register, in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), the Company will provide for the registration and transfer of Notes. Whenever any Note or Notes shall be surrendered either at the principal executive office of the Company, or at the place of payment named in the Note, for transfer or exchange, accompanied (if so required by the Company) by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by the holder thereof or by such holder's attorney duly authorized in writing, the Company will execute and deliver in exchange therefor a new Note or Notes of the same class in such denominations as may be requested by such holder, of like tenor and in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered. Any Note issued in exchange for any other Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, and neither gain nor loss of interest shall result from any such transfer or exchange. Any transfer tax or governmental charge relating to such transaction shall be paid by the holder requesting the exchange. The Company and any of its agents may treat the Person in whose name any Note is registered as the sole and exclusive record and beneficial holder and owner of such Note for the purpose of receiving payment of the principal of, and interest and other amounts on, such Note and for all other purposes whatsoever, whether or not such Note be overdue.

Section 12.2. Lost, Stolen, Damaged and Destroyed Notes. At the request of any holder of any Note, the Company will issue and deliver at its expense, in replacement of any Note or Notes lost, stolen, damaged or destroyed, upon surrender thereof, if mutilated, a new Note or Notes in the same aggregate unpaid principal amount, and otherwise of the same tenor, as the Note or Notes so lost, stolen, damaged or destroyed, duly executed by the Company. The Company may condition the replacement of a Note or Notes reported by the holder thereof as lost, stolen, damaged or destroyed, upon the receipt from such holder of an indemnity and/or security reasonably satisfactory to the Company; provided that if such holder shall be the Purchaser, its nominee, any Additional Note Purchaser or such Additional Note Purchaser's nominee, the unsecured agreement of indemnity of such Person shall be sufficient for purposes of this Section 12.2.

Section 13.       Agent.

Section 13.1. Purchaser as Agent. The Additional Parties may appoint and authorize the Purchaser to take action on their behalf, individually and collectively, and to exercise such powers and discretion under this Agreement and the other Note Documents as may be delegated to the Purchaser by the terms hereof or thereof. If and to the extent the Purchaser acts as agent for the benefit of the Additional Parties as aforesaid, it shall take any such action at the direction of the Requisite Noteholders.

Section 13.2. Section 13 Indemnification. Each Additional Party severally will indemnify the Purchaser (to the extent not promptly reimbursed by the Company and without limiting the Company's obligations to do so) from and against such Additional Party's ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Purchaser in any way relating to or arising out of the Purchaser's acting on behalf of and as agent for the Additional Parties as above contemplated under this Agreement or any of the Note Documents or any action taken or omitted by the Purchaser under this Agreement or any other Note Document; provided that no Additional Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Purchaser's gross negligence or willful misconduct. For purposes of this Section 13.2, the Additional Parties' aggregate respective ratable shares of any amount shall be determined, at any time, according to the respective aggregate principal amounts of the Notes held by them. The Company shall promptly reimburse each Additional Party for any amounts paid by it under the provisions of this Section 13.2.


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

Section 14. Acquisition Proposals. The Company shall not, directly or indirectly through another Person, (a) solicit, initiate or encourage (including by way of furnishing information) or otherwise take any action to facilitate, the making of any proposal that constitutes an Acquisition Proposal or (b) participate in any discussions or negotiations regarding, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, notwithstanding any other provision in this Agreement or the Transaction Documents, at any time prior to the Closing Date, the Board of Directors of the Company, in order to comply with the terms of its agreements with BofA Commercial Finance may (i) furnish information with respect to the Company to any Person making an Acquisition Proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. The Company shall provide immediate oral and written notice to the Purchaser of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, and (c) the identity of such Person or entity making any such Acquisition Proposal or inquiry. The Company shall continue to keep the Purchaser informed of the status and details of any such Acquisition Proposal or inquiry, as well as any related discussions or negotiations permitted under this
Section 14.

Section 15.       Termination; Effect of Termination.

Section 15.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By mutual written consent by the Company and the Requisite Noteholders;

(b) By either of the Company or the Purchaser if any court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 15.1(b) shall have used all commercially reasonable efforts to have such order, decree, ruling or action vacated;

(c) By either of the Company or the Purchaser if the Closing shall not have occurred on or before March 31, 2002; provided, however, that the right to terminate this Agreement under this Section 15.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing not occurring on or before such date;

(d) By the Company if, prior to the Closing, in response to a Superior Proposal, the Board of Directors of the Company, in exercise of its fiduciary duties, reasonably determines in good faith, based upon the written advice of independent outside legal counsel, that the Board of Directors of the Company is required to do so in order to comply with its fiduciary duties to the Company Stockholders under applicable law;

(e) By the Purchaser or Medtronic, if (i) any of the conditions set forth in
Section 6 shall fail to be satisfied and the Purchaser and Medtronic shall not have waived such failure or (ii) any of the representations or warranties of the Company shall at any time on or after the date hereof be untrue in any material respect (unless such representation or warranty by its terms applies to a specific date, in which case such representation or warranty shall have been untrue at such date) or the Company shall at any time on or after the date hereof breach in any material respect any of its covenants or obligations hereunder.

(f) By the Company, if (i) any of the conditions set forth in Section 6A shall fail to be satisfied and the Company shall not have waived such failure or (ii) any of the representations or warranties of the Purchaser or the Additional Note Purchasers shall at any time on or after the date hereof be untrue in any material respect (unless such representation or warranty by its terms applies to a specific date, in which case such representation or warranty shall have been untrue at such date) or the Purchaser or any Additional Note Purchaser shall at any time on or after the date hereof breach in any material respect any of its covenants or obligations hereunder.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 15.1 shall not be available to any party that (i) is in material breach of its obligations hereunder or (ii) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

Section 15.2.     Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 15.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and in Sections 13.2, 16.2, 16.7 and 16.15(e) and, except as provided in this Section 15.2, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

(b) If (i) the Company exercises its right to terminate this Agreement under
Section 15.1(d) or (ii) the Purchaser exercises its right to terminate this Agreement under Section 15.1(e)(ii) and within six months after such termination, the Company shall enter into any agreement relating to or consummate an Acquisition Proposal with a Person other than the Purchaser or any Additional Note Purchaser, then, the Company shall (A) pay to the Purchaser a termination fee of $1,000,000, (B) pay to Medtronic a termination fee of $150,000, and (C) issue to the Purchaser options to purchase Company Common Stock up to $4,400,000 at an exercise price of $.45 per share payable in same-day funds, as liquidated damages and not as a penalty to reimburse the Purchaser for its time, expense and lost opportunity costs of pursuing the Transaction, upon entering into any agreement relating to such Superior Proposal.

Section 16.       Miscellaneous.

Section 16.1.     Amendment and Waiver.

(a) No amendment or waiver of any provision of this Agreement, the Notes or (except as otherwise expressly provided therein) any other Note Document, or any consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Noteholders, except that any amendment, waiver or consent that materially affects Medtronic shall not be effective unless the same shall be in writing and signed by Medtronic in addition to the Requisite Noteholders.

(b) Notwithstanding the provisions of subsection (a) of this Section 16.1, without the specific prior written consent of the holders of all of the Notes, no amendment, waiver or consent referred to in such subsection (a) shall:

(i) extend the time for payment of all or any portion of the principal of or interest on, or fees payable with respect to, any of the Notes; except that, with the prior written consent of the Requisite Noteholders, the time for payment of all or any portion of the principal of the Notes may be extended for not more than two consecutive periods of not longer than 365 days each, or

(ii)     modify any provision of this Section 16.1(b).

(c) Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Neither any failure nor any delay on the part of the Purchaser or any Additional Note Purchaser in exercising any right, power or privilege hereunder or under the Notes or any of the other Note Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein or in the Notes or any other Note Document, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in the same, similar or other circumstances.

Section 16.2. Expenses. The Company agrees, whether or not the transactions hereby contemplated shall be consummated, to pay and save the Purchaser, each of its Affiliates and each Additional Note Purchaser, if any, harmless against any and all liability for the payment of all reasonable out-of-pocket expenses, up to an aggregate equal to the sum of (a) $500,000 plus (b) the amount of advances paid to or on behalf of the Company to enable the Company to satisfy certain of its obligations, arising in connection with the preparation, negotiation, execution and delivery of this Agreement, the Notes, the other Note Documents and the other instruments and documents hereby and thereby contemplated and the closing of the transactions contemplated hereby, all such expenses incurred with respect to the enforcement of any provision of any such agreement or instrument, all expenses incurred in connection with the copying and compilation of such agreements and instruments and all stamp and other similar taxes (together in each case with interest and penalties, if any, to the extent permitted by applicable law) which may be payable in respect of the execution and delivery of such agreement or instruments, all fees, taxes and other charges incurred in connection with the filing or


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

recording of any Lien, tax and judgment searches, including appraisal, survey and other title costs, the reasonable fees and disbursements of Brown Raysman Millstein Felder & Steiner LLP and of any special, local or foreign counsel to the Purchaser, in connection with the preparation of such agreements and instruments and the transactions hereby and thereby contemplated, and the fees and disbursements of the Accountants. The Purchaser agrees that any retainer fee previously paid by the Company to the Purchaser shall be applied as credit against the Company's obligations pursuant to this Section 16.2. The Company also agrees to pay all reasonable expenses incurred by the Purchaser and each Additional Note Purchaser, if any (including reasonable counsel fees and disbursements) in connection with any amendment or requested amendment of, or waiver or consent or requested waiver or consent under or with respect to, this Agreement, the Notes or any of the other Note Documents, whether or not the same shall become effective, and all reasonable expenses incurred by the Purchaser each Additional Note Purchaser, if any (including reasonable counsel fees and disbursements) following the occurrence and during the continuance of any Default or Event of Default or incident to the negotiation of any workout, restructuring or similar arrangement relating to the Company or its Subsidiaries. The obligations of the Company under this Section 16.2 shall survive the payment or prepayment in full or transfer of any Note the enforcement of any provision hereof or thereof, any such amendments, waivers or consents, any such Default or Event of Default, and any such workout, restructuring or similar arrangement.

Section 16.3. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by or on behalf of any party to this Agreement or otherwise in connection herewith, shall (i) survive the execution and delivery of this Agreement and the delivery of the Notes to the Purchaser and shall continue in effect, until all of the Obligations have been indefeasibly paid in full and no Notes are outstanding and the Termination Date has occurred and thereafter as provided in Sections 13.2, 16.2, 16.7 and 16.15(e), and (ii) be deemed to be material and to have been relied upon by each Purchaser, regardless of any investigation made by the Purchaser or any Additional Note Purchaser or on its behalf.

Section 16.4.     Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the Company, the Purchaser, each Additional Note Purchaser, if any, and their respective successors and assigns; provided, however, that the Company shall not have the right to assign its rights hereunder or any interest herein or to delegate any of its duties hereunder without the prior written consent of all the Requisite Noteholders.

(b) The Requisite Noteholders may at their option and expense and upon written notice to the Company designate a Person to act as an administrative agent on their behalf for the purposes of this Agreement, the Notes and the other Note Documents, and in such connection may direct that any or all notices, and other documents or information to be sent or given to or by the Purchaser or any Additional Note Purchaser under this Agreement or the other Note Documents shall be given to or by such administrative agent on behalf of all Purchaser and each Additional Note Purchaser, if any, and may further direct that, upon the written direction of the Requisite Noteholders, such administrative agent may take any action on behalf of the holders of Notes that the Purchaser or any Additional Note Purchaser would be entitled to take under the provisions of this Agreement, the Notes or the other Note Documents. Such Requisite


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

Noteholders may enter into such agency agreement or other instrument as they may deem necessary or appropriate to carry out the provisions of this subsection
(b).

Section 16.5.     Assignments by Purchaser.

(a) Each the Purchaser and the Additional Note Purchasers may assign to one or more Persons all or a portion of its rights and obligations under this Agreement and the Notes.

(b) Upon any assignment of Notes, and the execution and delivery of a form of instrument of assignment and acceptance, reasonably acceptable to the Company, by the assigning holder of a Note, the assignee thereof and the Company.

(i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under any other Note Document have been assigned to it pursuant to such instrument of assignment and acceptance, shall have the rights and benefits of a older of Notes; and
(ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such instrument of assignment and acceptance, relinquish its rights and be released from its obligations under this Agreement and under each other Note Document (and, in the case of such an instrument of assignment and acceptance covering all or the remaining portion of an assigning Note holders rights and obligations under this Agreement, such assigning holder of a Note shall cease to be a party hereto; provided that the obligations of the Company to such assigning holder of a Note under Sections 16.2 and 16.7 with respect to events occurring or obligations arising before such assignment shall survive such assignment).

Section 16.6. Notices. All notices hereunder shall be in writing and shall be conclusively deemed to have been received and shall be effective (a) on the day on which delivered if delivered personally or transmitted by telex or telegram or telecopier, or (b) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service, and shall be addressed:

(i)      in the case of the Company, to:

                           Horizon Medical Products, Inc.
                           Seven North Parkway Square
                           4200 Northside Parkway
                           Atlanta, Georgia  30327
                           Attention: President
                           Telecopy No.: (404) 233-0171


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

                           with a copy to:

                           King & Spalding
                           191 Peachtree St.
                           Atlanta, Georgia  30303
                           Attention: Jon R. Harris, Jr., Esq.
                           Telecopy No. (404) 572-5100; and

(ii)     in the case of the Purchaser or any Additional Party to:

                           ComVest Venture Partners, L.P.
                           830 Third Avenue
                           New York, NY  10022
                           Attention: Carl G. Kleidman, Esq.
                           Telecopy No.: (212) 829-5839

                           with a copy to:

                           Brown Raysman Millstein Felder & Steiner LLP
                           900 Third Avenue
                           New York, NY 10022
                           Attention:  Stuart Bressman, Esq.
                           Telecopy No.:  (212) 895-2900

(iii)    in the case of Medtronic, to:

                           Medtronic, Inc.
                           710 Medtronic Parkway
                           Minneapolis, MN 55432-5604
                           Attention:  Todd N. Sheldon
                           Telecopy No.: (763) 505-2980

                           with a copy to:

                           Sullivan & Cromwell
                           1701 Pennsylvania Avenue, N.W.
                           Suite 700
                           Washington, D.C. 20006
                           Attention:  Robert Risoleo
                           Telecopy No.: (202) 956-7651

or at such other address and/or telecopy number and/or to the attention of such other Person as any of such Persons shall have advised the others by notice in the manner herein specified.

Section 16.7. Indemnification. In consideration of the execution and delivery of this Agreement (or any joinder agreement with respect thereto, as the case may be) by the Purchaser and each Additional Note Purchaser, if any, the Company hereby agrees to defend, indemnify, exonerate and hold harmless the Purchaser, each Additional Note Purchaser, if any, and any other holder of Notes and any Person designated as an administrative agent for the holders of Notes pursuant to Section 14.4(b), and each of their respective officers, directors, stockholders, affiliates, trustees, employees and agents, and each other Person, if any, controlling any the Purchaser or any of its Affiliates (herein collectively called the "Indemnitees") from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including reasonable counsel fees and disbursements incurred in the investigation and defense of claims and actions (herein collectively called the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of or relating to:

(i) the execution, delivery and performance of the Related Documents and the consummation of the BofA Restructuring contemplated thereby or any other transaction contemplated by the Related Documents,

(ii) the execution, delivery, performance or enforcement of this Agreement, the Notes, any other Note Document or any instrument or document contemplated hereby or thereby by any of the Indemnitees or other parties hereto or thereto, or the breach of any representation, warranty, covenant or other obligation by the Company or any Subsidiary thereof in this Agreement, the Notes, any other Note Document or any instrument or document contemplated hereby or thereby, or the consummation of the Transactions contemplated hereby or thereby or any other transaction contemplated hereby or thereby, or the use of the proceeds of the Notes, or

(iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or any act, event or transaction related or attendant to any of the foregoing or contemplated thereby, or any action or inaction by any Indemnitee under or in connection therewith, or

(iv) any Environmental Matter, any Environmental Law or the actual or alleged existence or release of any Hazardous Material,

except for any such Indemnified Liabilities that are finally judicially determined to have resulted from the respective Indemnitee's gross negligence, bad faith or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law and which takes into account the relative benefit to and fault of the parties and all other equitable considerations. The obligations of the Company under this
Section 14.7 shall be in addition to any liability that the Company may otherwise have and shall survive the payment or prepayment in full or transfer of any Note.

Section 16.8. Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the Purchaser would be damaged irreparably in the event any of the provisions of the Company under this Agreement are not performed in accordance with their specific terms or otherwise breached. Accordingly, each of the parties hereto agrees that the Purchaser shall be entitled to enforce specifically this Agreement and the terms and provisions



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

hereof in any competent court having jurisdiction over the parties, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 16.9. Public Announcements. The Company agrees that neither it nor any of its Subsidiaries will issue any press release or make any other public announcement, statement or filing with regard to this Agreement, the Notes or the other Note Documents or the transactions hereby or thereby contemplated without the prior approval of the Purchaser, which approval shall not be unreasonably withheld and shall in no event be withheld in any case where such press release, public announcement, statement or filing is required by applicable law (including applicable rules and regulations of the SEC).

Section 16.10. No Fiduciary Relationship. The relationship between the Purchaser and each Additional Note Purchaser, if any, on the one hand, and the Company and its Subsidiaries, on the other hand, is solely that of creditor and debtor, and neither the Purchaser nor any Additional Note Purchaser, shall be deemed to have any fiduciary or other special relationship with the Company or any of its Subsidiaries. No provision of this Agreement, the Notes or any of the other Note Documents shall be construed to create a fiduciary duty on the part of the Purchaser or any Additional Note Purchaser, any other holder of Notes or any trustee or agent therefore in favor of the Company, any of its Subsidiaries or Affiliates, or their respective director, officers, employees, agents, stockholders or creditors.

Section 16.11. Integration and Severability. This Agreement, the Notes and the other Note Documents (including the schedules and exhibits thereto) embody the entire agreement and understanding among the Purchaser, each Additional Note Purchaser, the Company and its Subsidiaries, and supersede all prior agreements and understandings relating to the subject matter hereof, including without limitation, any term sheet or any confidentiality agreement entered between the Purchaser and the Company. In case any one or more of the provisions contained in this Agreement, the Notes or any other Note Document, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

Section 16.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

Section 16.13. Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable and not in contravention of applicable laws to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is a party as soon as practicable after the date hereof and (ii) obtain and maintain all approvals, consents, waivers, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any third party and/or any Governmental Body that are necessary, proper or advisable to consummate the transactions contemplated hereby.

Section 16.14. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of New York.

Section 16.15. Submission to Jurisdiction: Waiver of Service and Venue; Waiver of Jury Trial.

(a) The Company consents and agrees to the jurisdiction of any state or federal court sitting in the county of New York, state of New York, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein, and agrees that, except with the written consent of the Requisite Noteholders, any dispute concerning the relationship between the Purchasers and any Additional Note Purchasers, on the one hand, and the Company, on the other hand, or the conduct of any party in connection with this Agreement or otherwise, shall be heard only in the courts described above.

(b) The Company hereby waives personal service of any and all process upon it and consents that all such service of process may be made by hand delivery to the Company at its address set forth below. In addition, the Purchaser and each Additional Note Purchaser, if any, agree to promptly forward by registered mail any process so served upon said agent to the company at its address set forth above in Section 14.6. The Company hereby consents to service of process as aforesaid.

(c) Nothing in this Section 14.14 shall affect the right of the Purchaser or any Additional Note Purchaser to serve legal process in any other manner permitted by law or affect the right of the Purchaser or any Additional Note Purchaser to bring any action or proceeding against the Company or its property in the courts of any other jurisdiction.

(d) Waiver of Right to Trial by Jury. EACH OF THE COMPANY, THE PURCHASER AND EACH ADDITIONAL NOTE PURCHASER, IF ANY, HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE COMPANY, THE PURCHASER AND EACH ADDITIONAL NOTE PURCHASER, IF ANY, HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Confidentiality. The Purchaser and each of the Additional Note Purchasers, if any, agrees to keep any information delivered or made available by the Company or any of its Subsidiaries pursuant to the Note Documents confidential from anyone other than persons employed or retained by the Purchaser and any Additional Note Purchaser who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby, provided that nothing herein shall prevent the Purchaser or any Additional Note Purchaser from disclosing such information (a) to any other holder of a Note, (b) to any other Person if reasonably incidental to the administration of the note facility contemplated hereby, (c) upon the order of any court or administrative agency,
(d) upon the request or demand of any regulatory agency or authority, (e) which had been publicly disclosed other than as a result of a disclosure by the Purchaser or any Additional Note Purchaser prohibited by this Agreement, (f) in connection with any litigation to which the Purchaser or any Additional Note Purchaser or any of their respective Affiliates may be a party, (g) to the extent necessary in connection with the exercise of any remedy under any Note Document, (h) to legal counsel and independent auditors of Purchaser or any Additional Note Purchaser, and (i) subject to provisions substantially similar to those contained in this Section, to any actual or proposed assignee of a Purchaser or any Additional Note Purchaser.


                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the undersigned parties have caused this Note Purchase Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.


         COMPANY

         HORIZON MEDICAL PRODUCTS, INC.


         By: /s/ William E. Peterson, Jr.
             __________________________________
         Name:   William E. Peterson, Jr.
         Its:    President


         PURCHASER

         COMVEST VENTURE PARTNERS


         By: /s/ Travis L. Provow
             ___________________________________
         Name:   Travis L. Provow
         Its:    President and Managing Director




         ADDITIONAL NOTE PURCHASERS

         MEDTRONIC, INC.


         By: /s/ Michael D. Ellwein
             ________________________________________________
         Name:   Michael D. Ellwein
         Its:    Vice President and Chief Development Officer

                                    ANNEX 1

NO.       NAME                                            AMOUNT
---       ----                                            ------
1         Krumwiede, Craig                                40,000
2         RMC Capital                                    800,000
3         Tahoe Partners                                 500,000
4         Reichenbaum, Mark                              300,000
5         SJ Warner Charitable Remainder Trust            45,000
6         Winfield Capital Corporation                   250,000
7         Siam Partners II                               500,000
8         Prince, Scott                                  100,000
9         Priddy, Robert                                 805,000
10        Porter Partners                                200,000
11        Och, Daniel                                    250,000
12        Misher, Joan                                    50,000
13        Levine, Douglas                                100,000
14        Safier, Jacob                                  100,000
15        Highview Ventures LLC                          100,000
16        Harvard Investments                            260,000
17        Harvard Developments                           100,000
18        Fountainhead Holdings, Ltd.                    100,000
19        Flynn Corporation                              250,000
20        Cramer, Gerald                                 100,000
21        Chazen, David                                  100,000
22        Chased Congregation                            200,000
23        Carol Hill Trust                               450,000
24        Ben Joseph Partners                             50,000
25        E&M Real Property Trust                        500,000
26        Dolphin Offshore Partners, LP                  350,000
                                                       ---------
                                                       6,600,000

                                                                      EXHIBIT C


          NOTE                                   APPLICABLE PERIOD                    MAXIMUM CONVERSION AMOUNT DURING
                                                                                              APPLICABLE PERIOD

Purchaser Senior Subordinated            One month anniversary of the               (i) 1.25% of the Outstanding Balance
Convertible Note                         Closing Date through two year              plus (ii) 0.6% of the amount of
$4,400,000 principal amount plus         anniversary of the Closing Date            principal repaid under the
accrued and unpaid interest thereon                                                 Additional Notes on or prior to
(such principal and interest from                                                   April 16, 2002, in each case
time to time outstanding being the                                                  exercisable at $0.01 per share
"Outstanding Balance")

                                         One year anniversary of the                An additional 0.25% of the
                                         Closing Date through two year              Outstanding Balance
                                         anniversary of the Closing Date

Medtronic Convertible Note               One month anniversary of the               1.5% of $4,000,000 exercisable at
$4,000,000                               Closing Date through two year              $0.01 per share
                                         anniversary of the Closing Date

                                         One year anniversary of Closing Date       An additional 0.3% of $4,000,000
                                         through two year anniversary of            exercisable at $0.01 per share if
                                         Closing Date                               the Purchaser Senior Subordinated
                                                                                    Convertible Note and the Additional
                                                                                    Notes have not been repaid in full.

Additional Notes                         One month anniversary of the               (i) 1.25% of the Additional Notes
Up to $6,600,000 principal amount plus   Closing Date through two year              Outstanding Balance plus 0.6% of the
accrued and unpaid interest thereon      anniversary of the Closing Date            amount of principal repaid under the
(such principal and interest from time                                              Purchaser Senior Subordinated
to time outstanding being the                                                       Convertible Note on or prior to
"Additional Notes Outstanding                                                       April 16, 2002, in each case
Balance")                                                                           exercisable at $0.01 per share

                                         One year anniversary of the Closing        An additional 0.25% of the
                                         Date through two year anniversary          Additional Notes Outstanding Balance
                                         of the Closing Date

         The intent of this Exhibit is to provide that the maximum aggregate number of shares of Company Common Stock, the Medtronic Additional Note, the Purchaser Senior Subordinated Convertible Note and the Additional Notes (the "Notes") can be converted into is 27,000,000. If the principal amount of the Additional Notes, together with interest thereon is paid in full on or before 30 days following the Closing Date, then the maximum aggregate number of shares of Common Stock the Notes can be converted into is 22,500,000. If the principal amount of all Notes together with all interest thereon is paid on or before the date that is the second anniversary of the Closing Date, then the maximum aggregate number of shares of Common Stock the Notes can be converted into is 19,500,000. If there is any inconsistency between the chart set forth above and this paragraph, the interpretation of this paragraph shall control.